Exhibit 10.48

PURCHASE AND SALE AGREEMENT

Between

LD GEORGETOWN PLAZA ASSOCIATES LLC,

SELLER,

And

SHC WASHINGTON, L.L.C.,

PURCHASER,

For

FOUR SEASONS HOTEL, WASHINGTON D.C.

AND RELATED PROPERTY

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page
B. Confidentiality	34

C. Survival	35

40. TIME PERIODS	35

41. SOIL CONDITION	35

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EXHIBITS

A	Legal Description of the Land
B	Excluded FF&E
C	Equipment Leases
D	Service Contracts
E	Space Leases and Lease Deposits
F	Rooms Agreements
G	Trade Names and Marks
H	Escrow Agreement
I	Survey
J	Permitted Encumbrances
K	Manager Estoppel
L	Environmental Documents
M	Form of Deed
N	Form of Bill of Sale
O	Form of Assignment and Assumption of Service Contracts, Equipment Leases and Rooms Agreements
P	Form of Assignment and Assumption of Space Leases, Lease Deposits and Off-Site Rental Agreement
Q	Form of Omnibus Assignment of Receivables, Intangibles, Warranties and Licenses
R	Form of Assignment and Assumption of Reservations and Reservation Deposits
S	Form of Assignment and Assumption of Hotel Management Agreement
T	Form of License Agreement for Art Work
U	Due Diligence Materials
V	Form of Assignment of Deed of Trust Evidencing General Manager’s Mortgage Loan
W	Engineering Staff
X	Close-Out Work
Y	West Wing Exterior Work
Z	HVAC Work

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INDEX OF TERMS AND DEFINITIONS

Term	Page
ABC License	18
Accounts Payable	25
Accounts Receivable	4
Administration	18
Affiliate	34
Agreement	1
Anti-Money Laundering and Anti-Terrorism Laws	11
Apportionment Date	21
Appurtenances	1
Art Work	16
Art Work License	16
Books	3
Broker	27
business days	35
CERCLA	15
Close-Out Work	16
Closing	9
Closing Date	9
deemed to know	14
Deposit	5
Designated Person	14
Due Diligence Materials	8
Engineering Staff	24
Environmental Documents	14
Environmental Laws	15
Equipment Leases	2
Escrow Agent	5
Escrow Agreement	5
Executive Order	11
FF&E	2
General Manager’s Mortgage Loan	4
Government List	11
Hazardous Substances	15
Hotel	1
Hotel Employees	24
Hotel Management Agreement	2
House Banks	4
HVAC Work	17
Improvements	1
Intangibles	3
known to Seller	14
Land	1
Lease Deposits	3
Licenses	3
Louis Dreyfus	10
Manager	2
Manager Estoppel	16
material part	28, 29
notices	29
Off-Site Rental Agreement	3
Parking Agreement	22
Permitted Encumbrances	5
Plans and Specs	3
Property	4
Property Taxes	22
Purchase Price	4
Purchaser	1
Purchaser’s Representatives	14
RCRA	15
Real Estate	1
Receivables	4
Reservation Deposits	3
Reservations	3
Retained Accounts Receivable	25
Rooms Agreements	3
Seller	1
Seller’s Post-Closing Obligations	34
Service Contracts	2
Space Leases	3
Stipulated License	18
Supplies	2
Survey	5
Title Commitment	6
Title Company	6
to Seller’s knowledge	14
to the knowledge of Seller	14
Utilities	3
Violations	8
Warranties	3
West Wing Exterior Work	17
Work	17

-vi-

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT made as of January __, 2006 (the “Agreement”) by and between LD GEORGETOWN PLAZA ASSOCIATES LLC (“Seller”), a Delaware limited liability company, having an office at 20 Westport Road, Wilton, Connecticut 06897, and SHC WASHINGTON, L.L.C. (“Purchaser”), a Delaware limited liability company having an office at 77 West Wacker Drive, Suite 4600, Chicago, IL 60601.

RECITALS:

A. Seller is the owner of the Property (as hereinafter defined) known as and by Street Nos. 2800, 2810 and 2822 Pennsylvania Avenue, N.W., Washington, D.C. 20007. The hotel known as the “Four Seasons Hotel, Washington, D.C.” (the “Hotel”) is operated on a portion of the Property.

B. Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. SALE AND PURCHASE, DESCRIPTION OF PROPERTY.

A. The Property. Seller agrees to sell, transfer, assign and convey, or cause to be sold, transferred, assigned and conveyed, to Purchaser, and Purchaser agrees to purchase, all of Seller’s right, title and interest in and to:

(i) that certain plot, piece and parcel of land described in Exhibit A attached hereto (the “Land”);

(ii) all easements, rights of way, privileges, appurtenances, covenants, strips and gores pertaining to or benefiting the Land, if any, together with all right, title and interest of Seller, if any, in and to (a) any land within the right-of-way of any street, road, avenue, open or proposed, public or private, in front of or adjacent to the Land or any portion thereof, to the center line thereof, and (b) all oil, gas and mineral rights appurtenant to the Land (collectively, the “Appurtenances”);

(iii) all buildings and improvements located on the Land (the “Improvements”; the Land, Appurtenances and Improvements being hereinafter sometimes collectively referred to as the “Real Estate”);

(iv) all tangible personal property and fixtures (which are not part of the Improvements) of any kind attached to or located upon and used in connection with the ownership, maintenance, use or operation of the Hotel and the other portions of the Property as of the date hereof (or acquired by Seller and so employed prior to Closing, as defined below), including, but not limited to, all furniture, fixtures, equipment, signs; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all copy machines, computers, software, facsimile machines and other office equipment; all elevators, escalators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all shelving and partitions; all ventilating equipment, and all incinerating and disposal equipment; all spa and health club and fitness equipment and furnishings; all vans, automobiles and other motor vehicles; all carpets, drapes, beds, furniture, furnishings, televisions, telephones and similar property; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils; all audiovisual equipment, banquet equipment and laundry equipment; exclusive of (a) any personal property leased under the Equipment Leases described below, (b) items belonging to Hotel guests and tenants under the Space Leases described below, (c) the items listed on Exhibit B, and (d) any property, including reservation equipment, software, operating manuals, and other proprietary information, owned by the manager of the Hotel, Four Seasons Hotels Limited (the “Manager”) or its Affiliates, subject to the terms of the Hotel Management Agreement (defined below) (collectively, the “FF&E”); provided, however, in all cases, subject to the rights of Manager under the Hotel Management Agreement with respect to any items bearing any tradenames, trademarks or logos belonging to Manager or any of its Affiliates;

(v) all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, guest services, restaurants, lounges, swimming pools, health clubs, and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, towels, washcloths, bedding and other linens, cleaning and maintenance supplies, guest toiletries, napkins and tablecloths, china, flatware, glassware, paper goods, employee uniforms, and gift shop inventories and other items held for resale at the Hotel (collectively, the “Supplies”); provided, however, in all cases subject to the rights of Manager under the Hotel Management Agreement with respect to any Supplies bearing any tradenames, trademarks or logos belonging to Manager or any of its Affiliates;

(vi) the leases of equipment, furnishings or other personal property located on the Real Estate and used in connection with the operation of the Hotel and other portions of the Property, identified in Exhibit C, together with the rights to the property covered thereby (the “Equipment Leases”);

(vii) the service, maintenance, parking service management and other agreements in connection with the operation of the Hotel and the maintenance of the Real Estate and FF&E, identified in Exhibit D (the “Service Contracts”);

(viii) the Second Amended and Restated Hotel Management Agreement dated January 1, 1997, between Manager and Georgetown Plaza Associates (the “Hotel Management Agreement”);

(ix) the leases, licenses, concessions and other agreements granting any occupancy, possessory or entry rights in or to the Real Estate, identified in Exhibit E (the “Space Leases”), including any prepaid rents or deposits held by Seller (or Manager) thereunder (the “Lease Deposits”);

(x) all of Seller’s rights under that certain Rental Agreement dated December 9, 2004 between Dittmar Company, as landlord and Georgetown Plaza Associates, as tenant for premises known as Apartment 1519, 4001 North 9th Street, Arlington, VA 22203 (the “Off-Site Rental Agreement”);

(xi) the agreements identified in Exhibit F, pursuant to which third parties have been given certain rights to rooms or services at the Hotel from and/or after the Closing Date (the “Rooms Agreements”);

(xii) the aggregate amount of any deposits (“Reservation Deposits”) received by Seller (whether paid in cash or by credit card) as a down payment for reservations made for rooms, banquets, meals or other services to be supplied from and/or after the Closing Date (the “Reservations”);

(xiii) the books, records, files (including personnel files) and any customer, mailing or “frequent user” lists maintained solely in connection with the operation or promotion of the Hotel (and not any other property), including all non-proprietary computer data bases containing any such information, but excluding any personal income tax records, any of the foregoing owned by the Manager and portions of employee files (such as medical records) to the extent a Seller is prohibited by applicable law from disclosing the information contained therein (collectively, the “Books”);

(xiv) all goodwill of the Hotel and all of Seller’s rights, if any, in and to the tradenames, trademarks, service marks and logos described on Exhibit G, but specifically excluding names, marks and logos which are owned by the Manager (the “Intangibles”);

(xv) to the extent assignable, all warranties, guaranties and indemnities with respect to the Real Estate and the FF&E for the benefit of Seller (the “Warranties”);

(xvi) to the extent assignable, all licenses (including without limitation liquor, beer, wine, bar and similar licenses), permits (including without limitation health, swimming pool and elevator permits), certificates of occupancy, and similar documents issued by any federal, state, district, or local authority in the name of Seller or any Affiliate of Seller and relating to the Hotel (the “Licenses”);

(xvii) all plans, drawings and specifications relating to the Hotel to the extent in Seller’s possession or control (the “Plans and Specs”);

(xviii) all rights to water service, sanitary and storm sewer service, electrical service and gas service benefiting the Land and Improvements (the “Utilities”);

(xix) all cash on hand and other funds at the Hotel as of the Apportionment Date (defined in Section 13 below), including till money (the “House Banks”); and

(xx) the outstanding receivables under (a) that certain note dated December 15, 1999 made by Christopher B. Hunsberger and Amy L. Hunsberger to Seller evidencing the loan from Seller to Christopher B. Hunsberger and Amy L. Hunsberger in the original principal amount of $400,000 (the “General Manager’s Mortgage Loan”) and (b) all income or accounts receivable for room, food and beverage and other sales and services at or from the Hotel for the period through the Apportionment Date (defined below) that have remained outstanding for a period less than or equal to ninety (90) days (the “Accounts Receivable”; and, together with the outstanding balance of the General Manager’s Mortgage Loan, the “Receivables”). The Accounts Receivable shall include room charges for the night commencing on the Apportionment Date and ending on the morning of the Closing Date, as well as income from food and beverage sales through 4:00 A.M. on the Closing Date.

The Land, the Appurtenances, the Improvements, the FF&E, the Supplies, the Equipment Leases, the Service Contracts, the Hotel Management Agreement, the Space Leases, the Lease Deposits, the Off-Site Rental Agreement, the Rooms Agreements, the Reservations and Reservation Deposits, the Books, the Intangibles, the Warranties, the Licenses, the Plans and Specs, the Utilities, the House Banks and the Receivables are hereinafter collectively called the “Property”.

B. Excluded from the Property. It is expressly agreed by the parties hereto that in addition to the specific exclusions set forth in Section 1.A above, the following shall not be included in the Property to be sold hereunder:

(i) tax deposits, utility deposits and other deposits held by parties other than Seller or the Manager, except for any transferable deposits assigned to Purchaser, for which Seller is to be reimbursed as herein provided;

(ii) any tax, insurance, FF&E, capital improvement and/or other escrows, impounds or reserves held by the holder of any mortgage or deed of trust, the Manager or any other party, except to the extent such items are specifically assigned to Purchaser and for which Seller is reimbursed; and

(iii) all checks, drafts, notes and other evidence of indebtedness held at the Hotel on the Closing Date, and any balances on deposit with banking institutions relating to the Hotel (whether held by Seller or the Manager), exclusive of the House Banks.

2. PURCHASE PRICE.

A. Total Purchase Price. The total purchase price for the Property (the “Purchase Price”) is the sum of ONE HUNDRED SIXTY EIGHT MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($168,900,000.00).

B. Payment of the Purchase Price. The Purchase Price is payable by Purchaser as follows:

(1) TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) within one business day following the execution hereof (the “Deposit”), by wire transfer of Federal funds to Commonwealth Land Title Insurance Company (the “Escrow Agent”), at the account designated in, and to be held by the Escrow Agent pursuant to, the escrow agreement in the form of Exhibit H to be executed prior to or contemporaneously with the payment of the Deposit (the “Escrow Agreement”). The Deposit shall be paid to Seller at Closing, and otherwise to the party entitled to receipt of the Deposit pursuant to the terms hereof.

(2) An amount equal to the Purchase Price, minus the Deposit, shall be paid in cash on the Closing Date by Purchaser causing said amount to be wire transferred in immediately available Federal funds for credit to such bank account(s) as Seller shall designate in writing on or prior to the Closing Date.

C. Additional Payments. In addition to the Purchase Price, at the Closing Purchaser shall pay to Seller a sum equal to (i) Seller’s cost for all liquor and beverages in unopened bottles (to the extent permitted by law), food not in process, items held for resale, and new and unused Supplies in unopened containers, (ii) the House Banks and (iii) the Receivables.

D. Adjustments to Purchase Price. Certain income and expenses relating to the Property shall be prorated and adjusted in accordance with Section 13. If such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be paid in cash to Seller by Purchaser on the Closing Date. If the computation shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the cash portion of the Purchase Price.

E. Allocation of Purchase Price. Prior to or at the Closing, Purchaser and Seller shall agree upon the allocation of the Purchase Price among the Real Estate, FF&E, Supplies, Intangibles, and/or such other components of the Property as the parties may agree, which agreement shall be memorialized in a writing executed by each of Purchaser and Seller. In the event that Purchaser and Seller are unable to agree upon the allocation of the Purchase Price prior to or at the Closing, then (i) $121,000,000.00 of the Purchase Price shall be allocated to Real Estate, (ii) not more than $7,000,000.00 of the Purchase Price shall be allocated to FF&E and (iii) the remainder of the Purchase Price shall be allocated to Intangibles.

3. STATUS OF TITLE TO PROPERTY.

The Real Estate shall be sold, assigned and conveyed by Seller to Purchaser, and Purchaser shall accept same, subject only to the following (collectively, the “Permitted Encumbrances”):

(i) the state of facts disclosed on the survey of the Property identified on Exhibit I (the “Survey”) and any additional state of facts which have arisen since the date of the Survey, provided such additional state of facts to not render the title unmarketable;

(ii) the easements, conditions, covenants, restrictions, agreements, liens, leases, security interests and encumbrances for the Property set forth on Exhibit J;

(iii) provisions of all laws, ordinances and regulations affecting the Property, including but not limited to zoning laws;

(iv) the occupancy rights of transient lodging guests;

(v) the Space Leases and Equipment Leases;

(vi) the liens of any real estate or personal property taxes, assessments, and water or sewer charges, provided the same are not yet due and payable, and subject to apportionment as provided in Section 13; and

(vii) any other matter or thing affecting the Property which Purchaser may expressly agree in writing to take subject to or to waive pursuant to the provisions of this Agreement.

4. TITLE REPORT, OBJECTIONS TO TITLE.

A. Procedures, Seller’s Obligations. Promptly after the execution of this Agreement, Purchaser shall order a title insurance report and commitment (the “Title Commitment”) from Commonwealth Land Title Insurance Company (the “Title Company”) through its office in the District of Columbia (attention: David Nelson at (202) 312-5109), and such UCC searches, Survey updates or new survey as Purchaser shall desire, and Purchaser shall furnish copies thereof to Seller within five (5) business days after receipt of the last of them, but in no event later than thirty (30) days from the date hereof, along with legible copies of any recorded encumbrances disclosed therein and a written statement setting forth any exceptions to title (other than Permitted Encumbrances) disclosed therein which Purchaser is not required to accept under the terms of this Agreement. Within ten (10) business days after timely receipt of Purchaser’s statement, Seller shall notify Purchaser of whether it intends to eliminate any or all such unacceptable exceptions. If Seller fails to deliver such notice to Purchaser within such 10 business day period, Seller shall be deemed to have elected not to eliminate such exceptions. Seller shall be obligated to eliminate or remove (a) all mechanics’ and materialmen’s liens; (b) all mortgages, deeds of trust, assignments of rent, UCC financing statements and other documents and instruments evidencing or securing any indebtedness encumbering the Property; (c) judgments and other liens and encumbrances affecting the Property (other than Permitted Encumbrances) (x) which were created by Seller after the date hereof or (y) which may be removed, satisfied or discharged by the payment of a liquidated sum of money not to exceed $1,000,000 in the aggregate; (d) exceptions for unfiled mechanics’ and materialmen’s liens and for parties in possession other than the tenants (or their assignees or sublessees) under the Space Leases and transient lodging guests; and (e) exceptions for (x) that certain Agreement relating to Cable Television recorded September 16, 1984 as Instrument No. 34143 among the land records of the District of Columbia and (y) that certain lease evidenced by Memorandum of Lease, Request for Notice recorded December 16, 1994 as Instrument No. 9400098 1 18 among the land records of the District of Columbia. Except as expressly set forth in the preceding sentence, Seller shall not be obligated to remove, eliminate or cure any other title encumbrances to which Purchaser may object. Seller shall be entitled to reasonable adjournments of the Closing Date if additional time is needed to remove, eliminate or cure any title objection Seller is required to remove or has agreed to remove. Notwithstanding any provision of this Agreement to the contrary, in lieu of satisfying any liens or encumbrances required to be satisfied under this Agreement, Seller may deposit with the Title Company such sum of money or deliver to the Title Company such affidavits and certificates as may be required by the Title Company for the Title Company to omit such liens and encumbrances from any title insurance policy issued to Purchaser and to Purchaser’s mortgage lender at the Closing. Seller may direct Purchaser to apply a portion of the Purchase Price to the satisfaction of any liens and encumbrances, provided that the Title Company will omit such liens and encumbrances from its title insurance policy. If Seller so directs Purchaser, on the Closing Date Purchaser shall institute wire transfers, payable as directed by Seller, in an aggregate amount not exceeding the Purchase Price, to facilitate the satisfaction of any such liens or encumbrances.

B. Acceptance or Termination. If Seller is unwilling to eliminate any exceptions that it is not obligated to remove, or if Seller is unable (after using commercially reasonable, good faith efforts) to eliminate any exceptions it is obligated to remove or has agreed in writing to remove (other than any such exceptions which can be removed upon the payment of a liquidated sum of money) within the time provided herein, Seller shall so notify Purchaser in writing and, within five (5) business days after receipt of Seller’s notice, Purchaser shall notify Seller in writing of its intention to either (i) accept the Property subject to such exceptions without any abatement of the Purchase Price, in which event such exceptions shall no longer be objections to title and shall be deemed to be for all purposes Permitted Encumbrances, Purchaser shall close hereunder notwithstanding the existence of same and Seller shall have no obligations whatsoever after the Closing with respect to Seller’s failure to eliminate such exceptions, or (ii) terminate this Agreement by notice given to Seller, in which event Purchaser shall be entitled to a return of the Deposit, together with any interest accrued thereon, whereupon this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those expressly stated to survive the termination of this Agreement.

5. PURCHASER’S INVESTIGATIONS.

A. Inspections. Prior to the Closing Date, on not less than 48 hours prior notice to Seller, Seller shall permit Purchaser and Purchaser’s agents and representatives to have reasonable access to the Property during normal business hours to physically inspect the Property, to conduct environmental and other tests and inspections (so long as such tests and inspections do not unreasonably interfere with the use and occupancy of the Property by Seller, by guests or patrons of the Property, or by tenants) and to examine any Books located at the Property. The costs and expenses of Purchaser’s investigations shall be borne solely by Purchaser. Requests for all such inspections and investigations shall be given to David Shepherd (whose contact information is included in Section 23 hereof), and a representative of Seller shall be entitled to accompany Purchaser’s representatives or agents on all such inspections and investigations. Neither Purchaser, nor any of Purchaser’s agents or representatives, shall have any conversations or discussions with existing Hotel employees, except with the express permission of Seller and upon such terms and conditions as Seller may dictate, or as otherwise permitted under this Agreement. Before conducting any invasive tests at the Property, Purchaser shall deliver to Seller evidence of general liability insurance coverage reasonably acceptable to Seller in an amount not less than $1,000,000 combined single limit for personal injury and property damage naming Seller and its manager as additional insureds. In the event that the transaction contemplated by this Agreement does not close for any reason, Purchaser shall have the obligation to repair any damage caused by Purchaser’s inspections and tests to the condition existing prior to Purchaser’s entry, and to remove any liens placed on the Property by contractors or consultants retained by Purchaser in connection with its investigations, and Purchaser hereby indemnifies Seller from and against any liability, loss or expense resulting from Purchaser’s inspections and its failure to so repair and/or remove. The terms of this Agreement and all information furnished by Seller to Purchaser in accordance with the provisions of this Agreement or obtained by Purchaser in the course of its investigations shall be treated as confidential information by Purchaser, subject to the provisions of Section 39 below. Purchaser’s obligations and indemnities under this Section 5.A shall survive the termination of this Agreement. Purchaser acknowledges that no facts, conditions or circumstances discovered during the course of any such investigations shall give Purchaser any right or reason to terminate this Agreement or to obtain any reduction in the Purchase Price, unless such facts, conditions or circumstances represent a material breach of any of Seller’s representations and warranties set forth in Section 7.A, as provided for in Section 11.A.

B. Due Diligence Materials. Purchaser acknowledges that is has received copies of the documents listed on Exhibit U hereto (the “Due Diligence Materials”).

C. [Intentionally Omitted].

D. Operational Licenses. Prior to the date hereof, Purchaser shall have obtained, or determined that it will be able to obtain or retain, all permits, licenses, approvals and other authorizations necessary or desirable to operate the Hotel and all restaurants, bars and lounges presently located in the Hotel, including, without limitation, the Stipulated License and the timely transfer of the ABC License and such other licenses as shall be necessary for the continued on-premises sale and service of alcoholic beverages at the Hotel. To that end, subject to Section 10 hereof, Seller shall reasonably cooperate with Purchaser, at Purchaser’s cost and expense, and Seller shall execute such transfer forms, license applications and other documents customarily required in such jurisdiction for Purchaser or its designees to obtain such permits, licenses, approvals and other authorizations.

E. Violations. Purchaser shall purchase the Property subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, district, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Property (collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations, or other conditions, and Purchaser shall accept the Property subject to all such Violations, the existence of any conditions at the Property that would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price.

6. CLOSING, CLOSING DATE.

Subject to the compliance or waiver of the various conditions set forth herein, the payment of the balance of the Purchase Price, the delivery of the documents described in

Section 12 and the performance of the various other obligations and activities contemplated to take place on the Closing Date (collectively, the “Closing”) shall occur at 10:00 A.M. on February 28, 2006 (the “Closing Date”), at the office of Seller’s counsel, Paul, Hastings, Janofsky & Walker LLP, at 75 East 55th Street, New York, New York. In lieu of a physical closing in New York, either party may elect to close in escrow with the Title Company, provided that notice of such election is given to the other party at least ten (10) business days prior to the Closing Date.

7. REPRESENTATIONS AND WARRANTIES.

A. Seller Representations and Warranties. Seller represents and warrants that, except as otherwise disclosed in the Due Diligence Materials:

(1) There are no leases, licenses, concessions or any other agreements giving anyone other than Seller and transient hotel guests a right to use or occupy the Property or any part thereof, except for the Space Leases identified on Exhibit E. Except as set forth on Exhibit E, to Seller’s knowledge, each of said Space Leases is in full force and effect and there are no material defaults thereunder by either landlord or tenant. No rent or additional rent due under the Space Leases has been paid beyond the current month. There are no security deposits or advance payments of rent being held by Seller pursuant to any of the Space Leases except as set forth on Exhibit E. True and complete copies of each Space Lease have been made available to Purchaser.

(2) True and complete copies of each of the Equipment Leases, Service Contracts, and Rooms Agreements identified on Exhibits C, D, and F, respectively, have been made available to Purchaser, and there are no other material equipment leases, service contracts, room agreements or other similar agreements affecting the ownership or operation of the Property that are not listed on said exhibits . To Seller’s knowledge, each of the Equipment Leases, the Service Contracts, and Rooms Agreements is in full force and effect and there are no material defaults thereunder by any party.

(3) To Seller’s knowledge, there are no litigations, governmental or administrative proceedings, notices of Violations, or arbitrations presently pending against Seller or the Property which, if adversely determined, would have a material adverse effect on the Property, including the financial condition or results of operation thereof.

(4) Except for liens and security interests to be released at Closing, all of the FF&E, Intangibles, Receivables and Supplies are owned by Seller free and clear of all liens and encumbrances.

(5) Seller has not received written notice of any pending or threatened condemnation proceedings affecting the Property.

(6) Seller is not a “foreign person” for purposes of Section 1445 of the Internal Revenue Code or any applicable regulations promulgated thereunder.

(7) No Hotel Employee (defined in Section 13.E below) is covered by a union contract, collective bargaining agreement or other written employment agreement. Except for the Engineering Staff (defined in Section 13.E below) who are employed by an Affiliate of Seller, Seller has no employees working at the Property and all Hotel Employees are employed by an Affiliate of the Manager. All payments required or requested by Manager or its Affiliates in connection with the General Managers’ International Retirement Plan have been made, and the general manager of the Hotel is participating in the replacement for such plan that has been implemented by the Manager.

(8) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to make, execute, deliver and perform this Agreement and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated herein will violate or contravene the provisions of any agreement, order, judgment or directive to which it may be a party or by which it may be bound. The person executing this Agreement on behalf of Seller has been duly authorized to do so.

(9) A true and complete copy of the Hotel Management Agreement has been made available to Purchaser.

(10) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors that remains pending, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets that remains pending, (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets that remains pending, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

(11) A true and complete copy of the note evidencing the General Manager’s Mortgage Loan and the corresponding deed of trust has been made available to Purchaser. As of November 30, 2005, the outstanding principal balance of the General Manager’s Mortgage Loan is $342,000.01. To Seller’s knowledge, there are no outstanding events of default under the General Manager’s Mortgage Loan that have extended beyond applicable notice and cure periods.

(12) Louis Dreyfus Property Group, Inc. (“Louis Dreyfus”) has a net worth of not less than $50,000,000.00.

Each of the foregoing representations and warranties of Seller shall be deemed remade at and as of the Closing (subject to the provisions of Section 9.A) and shall survive the Closing for a period of one (1) year. Seller shall update any exhibit attached hereto if required because of the provisions of Section 9.A.

B. Purchaser’s Representations and Warranties. Purchaser represents and warrants as follows:

(1) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has full power and authority to make, execute, deliver and perform this Agreement and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated herein will violate or contravene the provisions of any agreement, order, judgment or directive to which it may be a party or by which it may be bound. The person executing this Agreement on behalf of the Purchaser has been duly authorized to do so.

(2) (a) None of Purchaser or, to Purchaser’s actual knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(b) None of Purchaser or, to Purchaser’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(c) None of Purchaser or, to Purchaser’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(d) Purchaser understands and acknowledges that Seller may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Seller, for the purpose of: (i) carrying out due diligence as may be required by applicable law to establish Purchaser’s identity and source of funds; (ii) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (iii) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Purchaser.

(e) Neither Purchaser, nor any person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)). For purposes of this paragraph (“Government List” means any of (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (b) the list maintained by the United States Department of Treasury

(Specially Designated Nationals and Blocked Persons), and (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

(3) Neither Purchaser nor any Affiliate of Purchaser is a competitor of Manager, is of ill repute or is in any other manner a person, firm or corporation with whom or with which the average prudent businessman would not wish to associate in a commercial venture.

(4) PURCHASER HEREBY REPRESENTS THAT BY REASON OF ITS BUSINESS AND FINANCIAL EXPERIENCE, AND THE BUSINESS AND FINANCIAL EXPERIENCE OF THOSE PERSONS RETAINED BY IT TO ADVISE IT WITH RESPECT TO ITS INVESTMENT HEREIN, PURCHASER HAS SUCH KNOWLEDGE, SOPHISTICATION AND EXPERIENCE IN BUSINESS AND FINANCIAL MATTERS SO AS TO BE CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE PROSPECTIVE INVESTMENT AND IS ABLE TO BEAR THE ECONOMIC RISK OF SUCH INVESTMENT. PURCHASER HAS HAD ADEQUATE OPPORTUNITY AND TIME TO REVIEW AND ANALYZE THE RISKS ATTENDANT TO THE TRANSACTIONS CONTEMPLATED HEREIN WITH THE ASSISTANCE AND GUIDANCE OF COMPETENT PROFESSIONALS.

(5) PURCHASER ACKNOWLEDGES THAT IT HAS HAD TIME TO INSPECT, EXAMINE AND INVESTIGATE THE PROPERTY AND TO REVIEW THE DUE DILIGENCE DATA RELATING THERETO. PURCHASER REPRESENTS, WARRANTS AND AGREES THAT PURCHASER IS RELYING SOLELY ON ITS OWN INSPECTIONS, EXAMINATIONS AND INVESTIGATIONS IN MAKING THE DECISION TO PURCHASE THE PROPERTY.

(6) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, PURCHASER HAS NOT RELIED, AND IS NOT RELYING, UPON ANY INFORMATION, DOCUMENTS, SALES BROCHURES, OR OTHER LITERATURE, MAPS OR SKETCHES, PROJECTIONS, PRO FORMAS, STATEMENTS, REPRESENTATIONS, GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, MATERIAL OR IMMATERIAL) THAT MAY HAVE BEEN GIVEN OR MADE BY OR ON BEHALF OF SELLER.

(7) PURCHASER IS PURCHASING THE PROPERTY IN ITS “AS IS” CONDITION “WITH ALL FAULTS” AND WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY FROM OR ON BEHALF OF SELLER, EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES, OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY INCLUDING, WITHOUT LIMITATION (I) THE QUALITY, ADEQUACY, STATE OF REPAIR OR PHYSICAL CONDITION OF THE PROPERTY INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING

FACILITIES, ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE OR UTILITY SYSTEMS, FACILITIES OR APPLIANCES ON THE REAL ESTATE OR ANY PORTION THEREOF, (II) THE QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF SOILS OR GROUND WATER AT OR UNDER THE LAND, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF ANY UTILITY SERVING THE REAL ESTATE, (IV) THE PROPERTY TAXES NOW OR HEREAFTER PAYABLE ON THE PROPERTY OR THE VALUATION OF THE PROPERTY FOR PROPERTY TAX PURPOSES, (V) THE DEVELOPMENT POTENTIAL OF THE PROPERTY OR THE HABITABILITY, MERCHANTABILITY OR FITNESS, SUITABILITY OR ADEQUACY OF THE PROPERTY OR ANY PORTION THEREOF FOR ANY PARTICULAR USE OR PURPOSE, (VI) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY, (VII) THE COMPLIANCE BY THE PROPERTY OR OF THE BUSINESS CONDUCTED THEREON, OR ANY PORTION THEREOF, WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS OR RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VIII) THE QUALITY OF ANY LABOR OR MATERIALS RELATING IN ANY MANNER TO THE PROPERTY, (IX) THE CONDITION OF TITLE TO THE REAL ESTATE OR THE NATURE, STATUS AND EXTENT OF ANY LEASE, ENCUMBRANCE OR OTHER MATTER AFFECTING TITLE TO THE PROPERTY, OR (X) THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ITS COMPLIANCE WITH ENVIRONMENTAL LAWS AND THE PRESENCE OR NON-PRESENCE OF HAZARDOUS SUBSTANCES.

(8) PURCHASER ACKNOWLEDGES THAT SELLER SHALL NOT BE LIABLE TO PURCHASER FOR ANY PROSPECTIVE OR SPECULATIVE PROFITS, OR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER BASED UPON CONTRACT, TORT OR NEGLIGENCE OR IN ANY OTHER MANNER ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Each of the foregoing representations and warranties of Purchaser shall be deemed remade at and as of the Closing and shall survive the Closing.

C. Certain Limitations on Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 7.A are subject to the following express limitations:

(1) Seller does not represent or warrant that any particular Space Lease, Equipment Lease, Rooms Agreement or Service Contract will be in force or effect as of the Closing or that the parties, other than Seller, to any Space Lease, Equipment Lease, Rooms Agreement or Service Contract, will not be in default under their respective agreements;

(2) The expiration or termination of any Space Lease, Equipment Lease, Rooms Agreement or Service Contract shall not affect the obligations of Purchaser hereunder or render any representation or warranty of Seller untrue;

(3) To the extent that Purchaser knows or is deemed to know prior to the Closing Date that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser’s knowledge or deemed knowledge, as the case may be, provided if Seller knew that such representation or warranty was inaccurate, untrue or incorrect at the time it was made, it will be deemed so modified only if the Closing occurs, and deemed modifications shall not be effective for the purposes of Sections 11.A(2) or 24.B. For purposes of this Agreement, Purchaser shall be (“deemed to know”) that a representation or warranty is untrue, inaccurate or incorrect to the extent that this Agreement, the Due Diligence Materials, the Title Commitment, any survey, any UCC search, or any studies, tests, reports, or analyses prepared by or for Purchaser or any of its employees, agents, representatives or attorneys (all of the foregoing being herein collectively called the “Purchaser’s Representatives”) contain information that is inconsistent with such representation or warranty;

(4) For purposes of this Agreement, “to Seller’s knowledge”, “to the knowledge of Seller”, or “known to Seller” (or words of similar meaning) shall mean to the actual knowledge of David Shepherd (the “Designated Person”), after due inquiry of management, including the general manager of the Hotel, but otherwise without independent investigation or inquiry by such individual and without any imputation to such individual or to Seller whatsoever, IT BEING FURTHER UNDERSTOOD THAT THE DESIGNATED PERSON IS ACTING PURELY IN A CORPORATE AND NOT A PERSONAL CAPACITY, SHALL HAVE NO LIABILITY TO PURCHASER WHATSOEVER IN THE EVENT OF A BREACH, OMISSION OR OTHER INACCURACY OF ANY SELLER REPRESENTATION OR WARRANTY SET FORTH HEREIN OR IN ANY DOCUMENT EXECUTED AND DELIVERED BY SELLER PURSUANT HERETO, PURCHASER’S SOLE REMEDY BEING LIMITED TO SELLER AND AS SET FORTH IN SECTION 24.B BELOW;

(5) As used in this Agreement, any reference to a written notice received by Seller shall mean actual documentary notice which, to the actual knowledge of the Designated Person, has been received by Seller from any third party asserting a claim, liability, or violation against Seller or with respect to the Property and shall not include any constructive notice or any statement by a party other than the party giving notice that any such notice has been given;

(6) Seller’s liability shall be limited as set forth in Section 38 below.

D. Survival of Representations and Warranties. The only representations, warranties and agreements of Seller or Purchaser hereunder that will survive the Closing are those that are specifically stated herein to survive. Any claim based upon any alleged breach of any of Seller’s representations and warranties must be asserted in writing (in specific detail) within one (1) year after the Closing and any proceeding in respect thereof must be commenced within thirty (30) days after delivery of such written notice.

8. ENVIRONMENTAL.

Seller’s knowledge concerning hazardous substances or materials in, on or under the Property is limited solely to information contained in those documents (the “Environmental Documents”) identified on Exhibit L of this Agreement, which Seller represents are the only documents prepared since 1998 in Seller’s possession with respect to environmental matters at the Property. Seller makes no representations or warranties whatsoever as to the accuracy of the information in the Environmental Documents (including, but not limited to, whether the Environmental Documents are complete with regard to identifying, characterizing the extent of or remediation of Hazardous Substances at the Property) or as to the environmental condition of the Property or the compliance thereof with Environmental Laws. Purchaser acknowledges that it has hired environmental consultants and counsel to make an independent analysis of information in the Environmental Documents and to make an independent inspection of the Property with respect to environmental conditions. Purchaser understands that it may later discover facts in addition to or different from the facts which it now believes to be true, and that it may later discover claims or causes of action, the existence of which it does not now suspect, with respect to environmental conditions at the Property. Purchaser, on behalf of itself, its successors and assigns, hereby releases, acquits and forever discharges Seller and each of Seller’s respective officers, employees, directors, shareholders, members, partners, agents, employees, attorneys, successors and assigns (which release shall operate as a final and irrevocable general release) from all known and unknown claims and causes of action which Purchaser (including its successors and assigns) has now, has had in the past, or may have in the future with regard to the environmental condition of the Property and the presence of Hazardous Substances thereon, and agrees that this general release may not be terminated or rescinded by Purchaser because of any later discovery of different or additional facts or any unknown or unsuspected past claims or causes of action. As used herein, “Environmental Laws” shall mean all federal, state and local laws, statutes, rules, codes, ordinances, regulations orders, judgments, decrees, binding and enforceable guidelines, binding and enforceable written policy and common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding, relating to the environment, the protection of health or Hazardous Substances, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 USC § 9601 et seq. (“CERCLA”); the Resource Conservation and Recover Act, 42 USC § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Substances); any state and local or foreign counterparts or equivalents, in each case as amended from time to time; and “Hazardous Substances” shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable law or regulations as “hazardous substances”, “hazardous materials”, hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls,

(f) mold, mycotoxins or microbial matter (naturally occurring or otherwise), and (g) infectious waste. The provisions of this Section 8 shall survive the Closing.

9. PRE-CLOSING COVENANTS AND OTHER MATTERS.

A. Interim Operation. Seller hereby covenants and agrees that between the date of this Agreement and the Closing, Seller shall use commercially reasonable efforts to cause the Hotel and the rest of the Property to be operated and maintained consistent with prior practice. Between the date of this Agreement and the Closing, Seller and Manager shall be permitted to terminate or modify existing Equipment Leases, Service Contracts and Rooms Agreements, and to enter into new Equipment Leases, Service Contracts and Rooms Agreements on commercially reasonable terms determined by Seller or Manager in the exercise of its good faith judgment. Seller will not terminate or modify any existing Space Lease or enter into any new Space Lease without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed. If Purchaser fails to respond to a request for consent within ten (10) days after receipt of such request, such consent shall be deemed given. Seller shall provide Purchaser with copies of any such terminations, modifications or new leases or agreements promptly after the execution thereof. Except in the ordinary course of business, or as permitted under Section 9.B below, Seller shall not transfer to any third party or remove from the Hotel any FF&E after the date hereof, except for repair or replacement thereof with items of substantially similar quality. Seller will not take any action which will adversely affect title to the Property or cause the representations and warranties set forth in Section 7.A above to be untrue as of the Closing Date. Seller shall timely notify Manager of the sale to Purchaser and shall use commercially reasonable efforts to obtain an estoppel certificate from Manager in substantially the form attached hereto as Exhibit K (the “Manager Estoppel”). Seller shall also use commercially reasonable efforts to obtain estoppel certificates prior to Closing from tenants or other parties as may be requested by Purchaser or its lender, but the receipt of such other estoppels shall not be a condition of Closing. Seller will not be obtaining any consents which may be required under the terms of any Equipment Leases or Service Contracts in connection with their assignment to and assumption by Purchaser.

B. Art Work. The paintings, sculptures and other works of art located on the Property and identified in Exhibit B (the “Art Work”) are not owned by Seller and are not included in the sale of the Property. However, Seller has agreed to cause the owner of the Art Work to enter into a license agreement with Purchaser’s affiliate at the Closing in the form of Exhibit T (the “Art Work License”). Prior to the Closing, Seller and the owner of the Art Work shall have the right to remove and replace individual works of art on the same terms as those set forth in the Art Work License, as though the Art Work License had been previously executed.

C. Construction Work.

(1) Seller will proceed with reasonable diligence, subject to force majeure delays, on and after the date hereof, and to the extent not completed by the Closing Date, continuing after the Closing, to complete at its sole cost (i) the close-out work associated with the recent renovation of the east wing of the Hotel and more specifically set forth on Exhibit X (the “Close-Out Work”), which Close-Out Work shall be completed on or before March 31, 2006, (ii) the work relating to exterior of the west wing of the Hotel and more specifically set forth on Exhibit Y (the “West Wing Exterior Work”), which West Wing Exterior Work shall be completed in accordance with the schedule set forth on Exhibit Y, (iii) the HVAC work more specifically set forth on Exhibit Z (the “HVAC Work”), which HVAC Work shall be completed on or before June 30, 2006 (the Close-Out Work, West Wing Exterior Work and HVAC Work referred to collectively herein as the “Work”) and (iv) the renovations in progress as of the date hereof in Hotel rooms 469 and 477, which renovations shall (a) be completed on or before the Closing and (b) upon completion render rooms Hotel 469 and 477 of comparable quality and finish with similarly-situated rooms located in the west wing of the Hotel. The scheduled completion dates for each of the foregoing Work are subject to reasonable extensions to compensate for delays caused by circumstances beyond Seller’s reasonable control.

(2) Seller represents that there are no physical “punch-list” items associated with the Close-Out Work or the renovations to which it relates that remain uncompleted or outstanding as of the date hereof.

(3) In connection with the HVAC Work, Seller shall: (i) submit for Purchaser’s prior written approval, which shall not be unreasonably withheld, detailed plans and specifications prepared by licensed and competent architects and engineers, and (ii) submit for Purchaser’s prior written approval, which shall not be unreasonably withheld, the names, addresses and reasonable background information concerning all contractors, subcontractors and suppliers that will perform or provide materials for such HVAC Work, together with the contracts therefor which shall be in reasonably customary form, including insurance requirements and indemnities for the benefit of Purchaser and the Manager.

(4) In connection with all Work, Seller shall: (i) obtain and deliver to Purchaser interim and final contractor, subcontractor and supplier lien waivers and sworn statements for all such Work as it progresses, together with such other documents as may be reasonably required for Purchaser to update the title insurance obtained pursuant to the Title Commitment and in connection with the transaction contemplated by this Agreement, in order to extend such title insurance to cover all work and materials in place, (ii) use union labor to the extent reasonably required to preserve labor harmony at the Hotel, (iii) schedule as reasonably requested by Purchaser periodic meetings between Seller’s contractors and Purchaser, (iv) comply with such reasonable requirements as Purchaser and Manager may impose concerning the manner and times in which such Work shall be done so as not to unreasonably interfere with the operations of the Hotel (it being understood that Purchaser shall permit Seller and its contractors to reasonably access the Hotel to perform such Work and shall reasonably cooperate and cause the Manager to reasonably cooperate, with Seller to permit such work to be completed within the time frames set forth therefor), and (v) cause the Work to be performed (1) in a professional, workmanlike manner, (2) in accordance with plans and specifications approved by Purchaser in writing as provided herein as to the HVAC Work and in accordance with Exhibit X as to the Close-Out Work and Exhibit Y as to the West Wing Exterior Work, (3) so as to not to materially adversely affect the systems and equipment or the structure of the Improvements, and (4) in compliance with all legal requirements and the requirements of the Management Agreement.

(5) Seller shall keep the Property free from any mechanic’s, materialman’s or similar liens or encumbrances, and any claims therefor, in connection with the Work. Seller shall remove, or insure or bond over in a manner reasonably satisfactory to Purchaser, any such claim, lien or encumbrance within thirty (30) days after the date Seller is notified of such lien or encumbrance. If Seller fails to do so, Purchaser may pay the amount thereof or take such other action as Purchaser deems reasonably necessary to remove such claim, lien or encumbrance. Any such amount so paid and costs incurred by Purchaser in connection therewith will be immediately reimbursed by Seller to Purchaser upon demand, without limitation as to other remedies available to Purchaser.

(6) Seller hereby unconditionally, absolutely and irrevocably agrees to indemnify and hold Purchaser and Manager harmless of, from and against any and all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, arising in connection with the Work, unless caused by the negligent or wrongful act of the indemnified party or such party’s agent.

(7) Seller and Purchaser acknowledge that Louis Dreyfus has agreed to guaranty Seller’s performance under this Section 9.C, pursuant and subject to the terms of that certain Guaranty to be delivered at Closing.

(8) The provisions of this Section 9.C shall survive the Closing.

10. ALCOHOLIC BEVERAGE CONTROL LICENSES.

A. Transfer of ABC License. Alcoholic beverages are being sold at the Hotel pursuant to that certain Alcoholic Beverage Control License of the “Retailer CH 02” license class, designated by license number 1852, with an expiry date of March 31, 2006, issued by the District of Columbia Alcoholic Beverage Regulation Administration (the “Administration”), permitting the on-premises sale and service of alcoholic beverages at the Hotel subject to the terms and conditions thereof (the “ABC License”). Prior to the Closing Date, Purchaser shall make such applications to the Administration as may be necessary to have the existing ABC License transferred to Purchaser or to an entity designated by Purchaser, which applications shall provide that the effectiveness of such transfer shall be conditioned upon the Closing hereunder, and Seller shall cooperate with Purchaser in this regard, at Purchaser’s sole cost and expense. Purchaser shall use all reasonable efforts at Purchaser’s sole cost and expense to obtain the approval of the Administration for such transfer on or before the Closing Date.

B. Stipulated License. In order to assure that the Closing will not be delayed as a result of the processing of the transfer approval for the ABC License, Purchaser shall make contemporaneous application to the Administration for a temporary license to permit the continued on-premises sale and service of alcoholic beverages at the Hotel after the Closing, pending the Administration’s approval of the transfer of the existing ABC License (the “Stipulated License”). Purchaser shall use all reasonable efforts at Purchaser’s sole expense to obtain the Stipulated License prior to the Closing Date, and Seller shall likewise cooperate with Purchaser in this regard, at Purchaser’s sole cost and expense.

C. Survival. The provisions of this Section 10 shall survive the Closing.

11. CONDITIONS TO CLOSING.

A. Purchaser’s Conditions. Satisfaction of each of the following conditions, any of which may be waived in writing by Purchaser, shall be deemed a condition to Purchaser’s obligation to close hereunder:

(1) Seller shall be able to deliver title to the Property in accordance with the provisions of Sections 3 and 4 and shall be able to deliver the documents referred to in Section 12.A.

(2) Subject to Section 7.C, the representations and warranties set forth in Section 7.A shall be substantially true and correct in all material respects as of the Closing Date, with the exception of Exhibits which must be updated at the Closing Date to reflect changes permitted under the terms of this Agreement.

(3) Seller shall have substantially performed, observed and complied with all of the pre-Closing covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by it prior to or as of the Closing.

(4) The Manager Estoppel shall have been obtained.

B. Seller’s Conditions. Satisfaction of each of the following conditions, any of which may be waived in writing by Seller, shall be deemed a condition to Seller’s obligation to close hereunder:

(1) Purchaser shall be able to deliver the balance of the Purchase Price and the documents referred to in Section 12.B.

(2) The representations and warranties set forth in Section 7.B shall be substantially true and correct in all material respects as of the Closing Date.

(3) Purchaser shall have substantially performed, observed and complied with all of the pre-Closing covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by it prior to or as of the Closing.

12. DOCUMENTS TO BE DELIVERED AT CLOSING.

A. Seller’s Documents. Seller, pursuant to the provisions of this Agreement, shall deliver or cause to be delivered to Purchaser on the Closing Date the following documents:

(1) A deed in the form attached as Exhibit M, conveying to Purchaser fee simple title to the Real Estate, duly executed and acknowledged by Seller and in recordable form.

(2) A blanket bill of sale conveying, selling and transferring to Purchaser all of Seller’s right, title and interest in and to the FF&E and Supplies, in the form annexed hereto as Exhibit N, duly executed by Seller (it being understood that no inventory of FF&E or Supplies shall be undertaken by Seller in connection therewith, except as required to comply with the provisions of Section 2.C).

(3) Subject to the provisions of Section 9.A hereof, an assignment and assumption of the Service Contracts, Equipment Leases and Rooms Agreements, in the form of Exhibit O annexed hereto, duly executed by Seller and Purchaser.

(4) An assignment and assumption of the Space Leases and of any Lease Deposits held by Seller in connection therewith and of the Off-Site Rental Agreement, in the form of Exhibit P annexed hereto, duly executed by Seller and Purchaser, together with Seller’s executed counterparts (or, if not available, copies) thereof and a notice to each of the tenants thereunder informing them of such assignment and assumption.

(5) An omnibus assignment of Receivables, Intangibles, Warranties and Licenses in the form of Exhibit Q annexed hereto, duly executed by Seller.

(6) An assignment and assumption of the Reservations and Reservation Deposits in the form of Exhibit R annexed hereto, duly executed by Seller and Purchaser.

(7) Certified copies of Seller’s organizational documents and such resolutions or consents evidencing the authority of Seller to enter into and close the transactions described herein, as well as the authority of the person(s) executing the documents described in this Section 12.A on behalf of Seller.

(8) Such other instruments and documents as may be required by the Title Company to eliminate exceptions for unfiled mechanics’ or materialmen’s liens, for the insolvency of Seller, for the occupancy of any party other than tenants under the Space Leases and transient lodging guests, and to enable the title company to insure the “gap” between Closing and recordation of the deed, duly executed by Seller.

(9) Plans and specifications, technical manuals and similar material, for the Improvements and the FF&E, if any, in Seller’s possession or control.

(10) An affidavit of an officer of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1954, as amended.

(11) The original Books, or, at Seller’s option, copies thereof.

(12) The Manager Estoppel, duly executed by Manager and Seller.

(13) An assignment and assumption of the Hotel Management Agreement in the form of Exhibit S annexed hereto (or in such other form as reasonably requested by Manager), duly executed by Seller and Purchaser.

(14) An assignment of the note and deed of trust evidencing the General Manager’s Mortgage Loan substantially in the form of Exhibit V annexed hereto, duly executed by Seller and in recordable form.

(15) The original note evidencing the General Manager’s Mortgage Loan, together with any such allonge or endorsement thereof by Seller to Purchaser as may be reasonably requested by Purchaser.

(16) Such forms and certificates as may be required by applicable law to be filed or delivered in connection with the recording of the deed, including form FP7, duly executed by the Seller and Purchaser.

(17) The Art Work License in the form annexed hereto as Exhibit T, duly executed by the owner of the Art Work and Purchaser, together with any UCC-1 financing statements to be filed in connection therewith.

(18) A guaranty of Louis Dreyfus in form and substance to be reasonably agreed upon between Seller and Purchaser prior to Closing, whereby Louis Dreyfus agrees to guaranty the performance of Seller’s obligations under Sections 9.C and 13.C of this Agreement, subject to an overall cap on liability of $10,000,000.

(19) Any other documents reasonably required to effectuate the transactions hereunder.

B. Purchaser’s Documents. Purchaser, pursuant to the provisions of this Agreement, shall deliver or cause to be delivered to Seller on the Closing Date the following documents:

(1) Certified copies of Purchaser’s organizational documents and a duly executed Officer’s Certificate reasonably acceptable to Seller certifying as to the authority of the persons executing the documents to be delivered by Purchaser on behalf of Purchaser or, in lieu thereof, an opinion of counsel reasonably acceptable to Seller with respect to the foregoing.

(2) All of the documents listed in Section 12.A above to be executed by Purchaser.

(3) Any documents required or permitted under Section 10, subject to the terms and provisions of said Section 10, to be executed by Seller and Purchaser and that are obtained by Purchaser by Closing.

(4) Any other documents reasonably required to effectuate the transactions hereunder.

13. APPORTIONMENTS AND OTHER ECONOMIC ADJUSTMENTS.

A. Items to be Apportioned. The following shall be prorated and apportioned between Seller and Purchaser as of 11:59 P.M. on the day immediately preceding the Closing Date (the “Apportionment Date”), except as otherwise expressly provided to the contrary below:

(i) Property Taxes. Real estate taxes, ad valorem taxes, personal property taxes, special assessments, sewer rents and taxes, and any other governmental tax or charge levied or assessed against the Property (collectively, the “Property Taxes”), shall be apportioned on the basis of the respective periods for which each is assessed or imposed. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing occurs, the apportionment of such Property Taxes shall be calculated on the basis of the prior year’s Property Taxes, but, after the assessment and tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall promptly pay to the other the amount determined to be due based on such recalculation.

(ii) Utilities. The Utilities shall be apportioned (i) by having the utility companies servicing the Property make final meter readings on the Apportionment Date, the payment of which shall be Seller’s responsibility, or (ii) if such readings cannot be obtained, on the basis of the most recent bills that are available, reasonably adjusted (if necessary) to reflect any changes in occupancy, temperature or other relevant variables between the respective periods covered by such bills and the most recent relevant at period, to the extent such changes would have a material impact on the amount of the estimated charges for the most recent period for the utility in question. If the apportionment is not based on an actual current reading, then, upon the taking of a subsequent actual reading, or upon receipt of a subsequent bill, such apportionment shall be recalculated and Seller or Purchaser, as the case may be, shall promptly pay to the other the amount determined to be due upon such recalculation. Seller shall be reimbursed at Closing for any utility deposits assigned to Purchaser, but all amounts refundable under unassigned or unassignable utility arrangements shall remain the property of Seller.

(iii) Licenses. Prepaid fees or other charges for transferable Licenses, if any, shall be apportioned on the basis of the fiscal period covered by such License, but all amounts refundable under unassigned or unassignable Licenses shall remain the property of Seller.

(iv) Service Contracts, Equipment Leases. Amounts paid or payable under the Service Contracts, Equipment Leases and Off-Site Rental Agreement assigned to Purchaser shall be apportioned on the basis of the period covered by such payments. As regards the incentive fee payable pursuant to that certain Parking Service Management Agreement (the “Parking Agreement”) dated February 1, 2001, between Seller and Towne Park, Ltd., as most recently amended July 1, 2002, such incentive fee shall be apportioned based on a reasonable estimate by Seller. However, when the actual amounts payable for such fee are determined, the apportionment of such incentive fee shall be recalculated based on the “garage department profit” (as such term is used in the Parking Agreement) attributable to the periods prior to and following the Apportionment Date. Based on such recalculation, Seller or Purchaser, as the case may be, shall to the extent necessary, adjust the amount of the incentive fee apportionment by making an appropriate payment to the other based on such recalculation.

(v) Insurance Policies. Amounts paid or payable by the owner of the Hotel on account of the insurance policies obtained by Manager for the Hotel shall be apportioned on the basis of the period covered by such payments, provided Purchaser continues to utilize such insurance.

(vi) Space Leases. All rents and other charges paid or payable to Seller under the Space Leases shall be apportioned as of the Apportionment Date. At the Closing, Seller shall furnish to Purchaser a schedule of all minimum rents and other monthly charges, and an estimate of any percentage rents and other variable charges under the Space Leases (including the current month), which rents and charges are then due and payable but remain unpaid (in the case of minimum rents and fixed charges) or which have accrued but have not been billed or paid (in the case of percentage rents and other variable charges) and Seller shall receive a credit for all such unpaid rents and charges accrued (or estimated to have accrued) through the Apportionment Date. If any payments of rent or other fixed charges are received by Seller after the Closing which are payable to Purchaser by reason of this allocation, such sum shall be promptly paid by Seller to Purchaser. Percentage rents and other variable charges under the Space Leases, which are not fixed in amount, shall be apportioned based on a reasonable estimate by Seller, but, when the actual amounts are determined, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall adjust to the extent necessary by making an appropriate payment to the other based on such recalculation.

(vii) Manager Fees. All fees and other charges and reimbursements due under the Hotel Management Agreement shall be apportioned as of the Apportionment Date.

(a) Basic Fee. The Basic Fee (as defined in the Hotel Management Agreement) shall be apportioned as of the Apportionment Date, based on amounts currently payable therefor on an interim basis pursuant to the Hotel Management Agreement. However, when the actual amounts are determined, the apportionment of such Basic Fee shall be recalculated based on the Hotel Revenue (as defined in the Hotel Management Agreement) attributable to the periods prior to and following the Apportionment Date. Based on such recalculation, Seller or Purchaser, as the case may be, shall to the extent necessary adjust the amount of the apportionment of the Basic Fee by making an appropriate payment to the other based on such recalculation.

(b) Incentive Fee. The Incentive Fee (as defined in the Hotel Management Agreement) shall be apportioned based on the projected Net Cash Flow (as defined in the Hotel Management Agreement) for 2006, as reasonably estimated by Seller. However, when the actual amounts are determined, the apportionment of such Incentive Fee shall be recalculated based on the Net Cash Flow attributable to the periods prior to and following the Apportionment Date. Based on such recalculation, Seller or Purchaser, as the case may be, shall to the extent necessary adjust the amount of the apportionment of the Incentive Fee by making an appropriate payment to the other based on such recalculation.

(viii) Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a hotel.

B. Deposits. Purchaser shall receive a cash credit in an amount equal to the sum of all Reservation Deposits and Lease Deposits retained by Seller at the Closing. Seller hereby indemnifies and holds Purchaser harmless from and against all claims by and liabilities to any person resulting from Seller’s failure to pay over or credit to Purchaser any Reservation Deposits or Lease Deposits. Purchaser hereby indemnifies and holds Seller harmless from and against all claims by and liabilities to any person resulting from Purchaser’s failure to honor or return any Reservation Deposits or Lease Deposits paid or credited to Purchaser at the Closing.

C. Sales Taxes. All sales, use and occupancy taxes, if any, due or to become due in connection with revenues from the Hotel collected by Seller shall be paid by Seller, and all sales, use and occupancy taxes due or to become due in connection with revenues collected by Purchaser (including all Receivables purchased by Purchaser, provided that the amount paid to Seller at Closing for the Receivables is net of all such taxes) shall be paid by Purchaser. Seller and Purchaser shall each indemnify the other from and against any liability for unpaid sales, use or occupancy tax resulting from the indemnifying party’s failure to make the payments required under this Section 13.C. In addition, Seller shall indemnify Purchaser from and against any liability for unpaid federal or District income and unincorporated business taxes owed by Seller.

D. Supplies and House Banks. Purchaser shall be obligated to pay to Seller an amount equal to (i) Seller’s cost for all liquor and beverages in unopened bottles (to the extent permitted by law), food not in process, items held for resale, and new and unused Supplies in unopened containers, and (ii) any House Banks, as provided in Section 2.C above.

E. Employee Wages and Other Compensation. All unpaid wages or salaries and benefits of persons (the “Hotel Employees”) who are employed at the Hotel and under the direction of Manager, (but specifically excluding the engineering staff for the Property listed on Exhibit W hereto (the “Engineering Staff”) which, as of the Closing Date, shall cease employment at the Hotel) accrued through the Apportionment Date, including any earned (but unused) vacation days accrued through the Apportionment Date, and any employment taxes due thereon and any retirement plan, medical or other similar deductions therefrom or owed in connection therewith, shall be prorated as of the Apportionment Date. Seller and Purchaser hereby agree that the Engineering Staff shall, as of the Closing Date cease to be employed at the Hotel and that any salaries, benefits or other payment obligations owed toward, and liabilities in respect of the cessation of employment of, such Engineering Staff shall be the sole and exclusive responsibility of Seller. The parties hereto acknowledge that Manager is currently seeking bids from third-parties to perform as of or prior to the Closing Date the work at present performed by the Engineering Staff.

F. Reconciliation and Final Payment; Intent of Section. Seller and Purchaser shall cooperate after Closing to make a final determination of the prorations and adjustments required hereunder as soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date (except with respect to any item which is not determinable within such time frame, as to which the time period shall be extended until such item is determinable). Upon the final reconciliation of the prorations and adjustments under this Section 13, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation thereof. It is the intent of the parties, subject to the provisions hereof , that all items herein which are subject to apportionment shall result in Seller receiving all of the economic benefits and burdens of the Hotel with respect to the period prior to the Closing Date, and Purchaser receiving all of the economic benefits and burdens of the Hotel with respect to the period from and after the Closing Date.

G. Outstanding Principal of General Manager’s Mortgage Loan. Purchaser shall be obligated to pay to Seller an amount equal to the unpaid principal balance of General Manager’s Mortgage Loan.

H. Survival. The provisions of this Section 13 shall survive the Closing for a period of one (1) year (except with respect to any item which is not determinable within such time frame, as to which the time period shall be extended until such item is determinable and with respect to the indemnity contained in Section 13.C, which shall survive the Closing for a period of two (2) years).

14. ACCOUNTS RECEIVABLE AND PAYABLE.

A. Accounts Receivable. The Accounts Receivable shall be identified on the Closing Date and assigned to Purchaser, and Seller shall deliver to Purchaser a list of all such Accounts Receivable. Purchaser is purchasing all Accounts Receivable outstanding as of the Closing Date and Seller shall receive from Purchaser at the Closing for these Accounts Receivable an amount equal to 100% of the face value of the Accounts Receivable. Purchaser shall be responsible for the payment of all commissions, referral fees and credit card fees relating to the Accounts Receivable and for remitting to the appropriate authorities all sales, use and occupancy taxes collected as part of the Accounts Receivable, provided that the amount paid to Seller at Closing for the Accounts Receivable is net of all such commissions, fees and taxes. Purchaser shall use its commercially reasonable efforts to collect any accounts receivable outstanding as of the Closing Date for a period in excess of ninety (90) days (the “Retained Accounts Receivable”) and shall pay on a monthly basis to Seller any such Retained Accounts Receivable so collected minus a five percent (5%) collection fee to be retained by Purchaser. Any Retained Accounts Receivable that remain uncollected by Purchaser for a period in excess of one hundred twenty (120) days after the Closing Date shall automatically revert to Seller for collection by Seller and Purchaser shall have no further rights or obligations with respect to such Retained Accounts Receivable.

B. Accounts Payable. Seller shall deliver to Purchaser at Closing a list of all outstanding trade payables and other accounts payable with regard to the Hotel relating to any period of time prior to the Apportionment Date, excluding any sums payable under Service Contracts (the “Accounts Payable”), whereupon Purchaser shall assume the obligation to pay all of the Accounts Payable on or before their respective due dates and Purchaser shall receive a credit against the Purchase Price in an amount equal to the total of such Accounts Payable. Purchaser shall indemnify, defend and hold harmless Seller from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) relating to the listed Accounts Payable, which obligation shall survive the Closing. Seller shall remain liable for the payment of all Accounts Payable not specifically assumed by Purchaser pursuant to this Section 14(B), and shall indemnify, defend and hold harmless Purchaser from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) relating to such unassumed Accounts Payable, and other liabilities relating to contractual obligations, employee or employment matters, or other uninsured third party claims for injury or damage to persons or property in respect of the Hotel accruing prior to the Closing, which obligation shall survive the Closing.

C. Survival. The provisions of this Section 14 shall survive the Closing for a period of one (1) year.

15. TRANSACTION COSTS.

A. Taxes and Recording Fees. Purchaser and Seller shall each pay one-half of all transfer taxes, recordation taxes, sales taxes and/or documentary stamp taxes due in connection with the sale, transfer and conveyance of the Property. Purchaser shall be solely responsible for all mortgage recording or indebtedness taxes and fees due in connection with Purchaser’s financing.

B. Title and Survey. Purchaser shall pay all fees, premiums and other charges for Purchaser’s owner’s title report and policy (including the cost of all endorsements obtained by Purchaser) and all fees and charges for any Survey updates, new survey and UCC searches ordered by Purchaser. Purchaser shall also pay all title insurance premiums and other charges due for any lender’s title insurance policy issued in connection with Purchaser’s financing.

C. Third Party Fees. Each party shall pay the fees and disbursements of its respective attorneys, advisors and consultants.

D. Survival. The provisions of this Section 15 shall survive the closing.

16. [INTENTIONALLY OMITTED]

17. SAFES AND BAGGAGE.

A. Safes. As there are no safes or safe deposit boxes (excluding in-room safes) available to Hotel guests to which Seller holds duplicate keys or combinations, no Closing Date inventories or verification procedures are required with respect thereto.

B. Baggage. On the Closing Date representatives of Purchaser and Seller shall take an inventory of all baggage, valises and trunks checked or left in the care of Seller at the Property. From and after the Closing Date, Purchaser shall be responsible for all baggage listed in said inventory and Purchaser hereby indemnifies and agrees to hold Seller harmless from any liability therefor. Seller shall remain liable for any negligence or malfeasance with respect to such baggage which occurred prior to the Closing Date as well as for claimed omissions from said inventory, and hereby indemnifies and agrees to hold Purchaser harmless from any liability therefor.

C. Survival. The provisions of this Section 17 shall survive the Closing for a period of one (1) year.

18. POST-CLOSING COVENANTS.

Seller and Purchaser agree that from and after the Closing Date:

(a) Purchaser will make all Books transferred to Purchaser available for inspection by Seller and its representatives during business hours on reasonable advance notice.

(b) Seller and Purchaser shall cooperate in timely making any filing required pursuant to Section 1060 of the Internal Revenue Code or any regulations promulgated thereunder.

(c) Seller shall cooperate with Purchaser, at Purchaser’s sole expense, in enforcing any rights under any unexpired Warranties given by persons other than Seller in connection with the Property.

The provisions of this Section 18 shall survive the Closing.

19. BROKERAGE.

A. Representation. Seller and Purchaser each warrant and represent to the other that it has not dealt or negotiated with any broker in connection with this transaction other than Eastdil Realty Company, L.L.C. (the “Broker”), who shall be paid a fee by Seller pursuant to a separate agreement.

B. Indemnity. Seller and Purchaser each hereby agree to indemnify and hold the other harmless from and against any and all claims, demands, causes of action, loss, costs and expenses (including reasonable attorneys’ fees) or other liability arising from or pertaining to any brokerage commissions, fees, or other compensation, which may be due to any other brokers or persons retained by them in connection with this transaction, other than the Broker (as to which Seller will solely indemnify). Seller agrees to pay the Broker a commission pursuant to a separate agreement.

C. Survival. The provisions of this Section 19 shall survive the Closing.

20. TAX REDUCTION PROCEEDINGS.

During the term of this Agreement, Seller may institute and/or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property or any portion thereof for real estate taxes, or of any rate applicable thereto. Seller shall not settle or compromise any pending proceedings concerning the taxes for the period in which the Closing occurs without Purchaser’s prior consent, which consent shall not be unreasonably withheld. The net amount of any tax refunds or credits (after deduction of all costs and expenses thereof, including legal fees) with respect to any portion of the Property for a tax period in which the Closing occurs, shall be apportioned between Seller and Purchaser as of the Apportionment Date and promptly paid. All refunds or credits for prior tax years belong solely to Seller. The provisions of this Section 20 shall survive the Closing.

21. DAMAGE AND DESTRUCTION.

If, subsequent to the date hereof but prior to the Closing Date, all or any part of the Property is damaged by fire or other casualty, the following shall apply:

(a) If the damage or destruction is of a material part of any Property, Seller shall notify Purchaser of such fact and Seller and Purchaser shall each have the option of terminating this Agreement by notice given to the other party, in which event Purchaser shall be entitled to a return of the Deposit, together with any interest accrued thereon, whereupon this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those expressly stated to survive the termination of this Agreement. If neither Seller nor Purchaser elects to terminate this Agreement, Seller shall, at its option, either (i) proceed to repair the damage and restore the Property to the same condition as existed immediately prior to the casualty, in which event Seller shall be entitled to adjourn the Closing Date for a period of time not to exceed one hundred eighty (180) days for the purpose of making such repairs and restoration, or (ii) turn over to Purchaser on the Closing Date an amount equal to the net amount of any casualty insurance proceeds collected by Seller on account of said damage or destruction, and to the extent not so collected, to assign to Purchaser the right to receive and settle same, in either case less any expense actually incurred by Seller in connection with any emergency repair by reason of such damage or destruction, provided that if the net amount of insurance proceeds to be turned over to Purchaser is not sufficient to pay for the cost of repairing and restoring as provided above (based upon the reasonable estimate of Seller’s architect or contractor), Purchaser shall receive a credit against the Purchase Price in the amount of such reasonably estimated shortfall. For purposes hereof, a “material part” shall mean any damage or destruction, the aggregate cost of repair or replacement of which exceeds twenty percent (20%) of the Purchase Price of the Property.

(b) If there is damage to or destruction by fire or other casualty of an immaterial part of the Property, neither party shall have the right to exclude such Property from this transaction and the parties shall nonetheless consummate this transaction as to such Property in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage, provided, however, that in such event, Seller shall notify Purchaser of such fact and shall, at Seller’s option, either (i) proceed to repair the damage and restore the Property to the same condition as existed immediately prior to the casualty, in which event Seller shall be entitled to adjourn the Closing Date for a period of time not to exceed one hundred eighty (180) days for the purpose of making such repairs and restoration, or (ii) turn over to Purchaser on the Closing Date an amount equal to the net amount of any casualty insurance proceeds collected by Seller on account of said damage or destruction, and to the extent not so collected, to assign to Purchaser the right to receive and settle same, in either case less any expense actually incurred by Seller in connection with any emergency repair by reason of such damage or destruction, provided that if the net amount of insurance proceeds to be turned over to Purchaser is not sufficient to pay for the cost of repairing and restoring as provided above (based upon the reasonable estimate of Seller’s architect or contractor), Purchaser shall receive a credit against the Purchase Price in the amount of such reasonably estimated shortfall.

22. CONDEMNATION.

If, subsequent to the date hereof but prior to the Closing Date, all or any portion of the Property is taken by eminent domain or in the event of a change of legal grade at a Property caused by an act of governmental authority, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

(a) If a material part of the Property is taken, Seller or Purchaser may, within ten (10) days after Purchaser’s receipt of Seller’s notice, by written notice to the other, elect to terminate this Agreement by notice given to the other party, in which event Purchaser shall be entitled to a return of the Deposit, together with any interest accrued thereon, whereupon this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those expressly stated to survive the termination of this Agreement.

(b) If a material part of the Property is taken but neither Seller nor Purchaser elects to terminate this Agreement pursuant to paragraph (a) above, or if an immaterial part of the Property is taken or in the event of a change of legal grade caused by an act of governmental authority, neither party shall have any right to terminate this Agreement, and the parties shall nonetheless proceed to the Closing in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking, provided, however, that Seller shall, at the Closing, (i) assign and turn over, and Purchaser shall be entitled to receive and keep, the proceeds of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking, less any portion thereof applied to the cost of emergency repairs made by Seller prior to Closing, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such taking, less an amount equal to the cost of any emergency repairs made by Seller prior to Closing, which amount shall be paid to Seller by Purchaser at Closing.

(c) For the purposes hereof, a “material part” shall be deemed to mean any taking (i) which causes a reduction in the size of any of the buildings comprising the Improvements or materially interferes with the present use and operation of any of such buildings, or (ii) which reduces the total area of the Land so that the land area available for parking is insufficient to service the Hotel thereon at maximum capacity or to provide the number of parking spaces required under current law (considering any variance to which the Hotel is entitled), or (iii) which results in the elimination of the sole or any required means of legal ingress and/or egress from the Property to public roads, no comparable, convenient, legal substitute ingress and/or egress being available.

23. NOTICES.

All notices, demands, requests or other communications (“notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by U.S. Express Mail, Fed Ex, UPS or any similar national overnight receipted courier service, addressed as follows:

If to Seller at:	c/o Louis Dreyfus Property Group 20 Westport Road Wilton, Connecticut 06897 Attention: David Shepherd

With copies to:	Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 Attention: Douglas A. Raelson

If to Purchaser, at:	77 West Wacker Drive, Suite 4600 Chicago, IL 60601 Attention: General Counsel

With copies to:	Perkins Coie LLP 131 South Dearborn Street, Suite 1700 Chicago, IL 60603 Attn: Phillip Gordon, Esq.

or to such other address or addresses as the parties may designate from time to time by notice given in accordance with this Section 23. Notices may be given by counsel to the respective parties hereto with the same force and effect as if given by the parties themselves. Any notice shall be deemed given and effective as of the date of receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice shall be deemed to be receipt of the notice as of the date of such attempt to deliver or rejection or refusal to accept.

24. DEFAULT, REMEDIES.

A. PURCHASER DEFAULT. IF (I) PURCHASER SHALL FAIL TO CONSUMMATE THE PURCHASE OF THE PROPERTY FOR ANY REASON OTHER THAN SELLER’S DEFAULT, THE CONDITIONS TO PURCHASER’S OBLIGATIONS SET FORTH IN SECTION 11 HAVING BEEN SATISFIED OR WAIVED, OR (II) IF PURCHASER SHALL OTHERWISE FAIL IN ANY MATERIAL RESPECT TO PERFORM ANY OF ITS MATERIAL OBLIGATIONS OR AGREEMENTS AS AND WHEN REQUIRED HEREUNDER, THEN SELLER SHALL HAVE THE RIGHT, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, TO TERMINATE THIS AGREEMENT ON NOTICE TO PURCHASER AND ESCROW AGENT AND TO RECEIVE, DRAW UPON AND KEEP THE DEPOSIT, AND THE PROCEEDS THEREOF, WITH ANY INTEREST EARNED THEREON, AS AND FOR LIQUIDATED DAMAGES AND FURTHER CONSIDERATION FOR ENTERING INTO THIS AGREEMENT, AND, THEREUPON, THIS AGREEMENT SHALL BECOME NULL AND VOID AND NEITHER PARTY TO THIS AGREEMENT SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT FOR THOSE EXPRESSLY STATED TO SURVIVE THE TERMINATION HEREUNDER, IT BEING THE UNDERSTANDING AND AGREEMENT OF THE PARTIES HERETO THAT THE ACTUAL DAMAGES, COSTS AND EXPENSES SUSTAINED BY SELLER IN THE EVENT OF PURCHASER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO

ASCERTAIN. ESCROW AGENT SHALL IMMEDIATELY DELIVER THE DEPOSIT (AND ANY PROCEEDS THEREOF OR INTEREST THEREON) TO SELLER UPON RECEIPT OF SUCH NOTICE OF TERMINATION. NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF ANY DEFAULT BY PURCHASER UNDER THIS AGREEMENT DUE TO A BREACH AFTER CLOSING OR ANY TERMINATION HEREOF OF ANY COVENANT, REPRESENTATION, INDEMNITY OR OTHER OBLIGATION WHICH SURVIVES THE CLOSING OR ANY TERMINATION HEREOF, SELLER SHALL HAVE ANY AND ALL RIGHTS AND REMEDIES AVAILABLE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT.

B. SELLER DEFAULT. IF (I) SELLER SHALL FAIL TO CONSUMMATE THE SALE OF THE PROPERTY FOR ANY REASON OTHER THAN PURCHASER’S DEFAULT, THE CONDITIONS TO SELLER’S OBLIGATIONS SET FORTH IN SECTION 11 HAVING BEEN SATISFIED OR WAIVED, OR (II) IF SELLER SHALL OTHERWISE FAIL IN ANY MATERIAL RESPECT TO PERFORM ANY OF ITS MATERIAL OBLIGATIONS OR AGREEMENTS AS AND WHEN REQUIRED HEREUNDER, OR (III) IF ANY REPRESENTATION OR WARRANTY MADE BY SELLER HEREIN SHALL HAVE BEEN MATERIALLY INCORRECT WHEN MADE OR WHEN RATIFIED AT CLOSING, THEN PURCHASER SHALL HAVE THE RIGHT, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY, TO PURSUE EITHER ONE OF THE FOLLOWING: (X) TO TERMINATE THIS AGREEMENT BY NOTICE TO SELLER AND ESCROW AGENT WHEREUPON THE DEPOSIT (INCLUDING ANY PROCEEDS THEREOF OR INTEREST THEREON) SHALL BE RETURNED TO PURCHASER BY ESCROW AGENT; OR (Y) SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT, PROVIDED THAT ANY ACTION OR PROCEEDING SEEKING SUCH RELIEF IS COMMENCED NO LATER THAN THIRTY (30) DAYS AFTER THE CONTEMPLATED CLOSING DATE. NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF ANY DEFAULT BY SELLER UNDER THIS AGREEMENT DUE TO A BREACH AFTER CLOSING OR ANY TERMINATION HEREOF OF ANY COVENANT, REPRESENTATION, INDEMNITY OR OTHER OBLIGATION WHICH SURVIVES THE CLOSING OR ANY TERMINATION HEREOF, PURCHASER SHALL HAVE ANY AND ALL RIGHTS AND REMEDIES AVAILABLE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT.

25. ENTIRE AGREEMENT.

This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

26. AMENDMENTS.

This Agreement may not be changed, modified or terminated, except by an instrument executed by all of the parties hereto.

27. WAIVER.

No provisions or conditions of this Agreement may be waived by either party hereto except in writing. No waiver by either Seller or Purchaser of any failure or refusal of the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply by such other party.

28. PARTIAL INVALIDITY.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

29. SECTION HEADINGS.

The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

30. GOVERNING LAW.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

31. JURISDICTION.

Any action or proceeding concerning this Agreement shall be commenced only in a state or federal court of competent jurisdiction located in the State of New York, County of New York, and the parties hereby expressly and irrevocably submit themselves to the jurisdiction of said courts and waive any objections they may now or hereafter have based on venue and/or forum non-conveniens. In any legal action or proceeding, the parties hereby waive their right to trial by a jury.

32. ATTORNEYS’ FEES, ACTIONS.

Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, the non-prevailing party in any such action or proceeding (the finality of which is not legally contested) shall pay to the prevailing party all costs, damages, fees and expenses, including reasonable attorneys’ fees, expended or incurred in connection therewith.

33. FURTHER ASSURANCES.

Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by any party hereto or by the Title Company in order to consummate the transactions contemplated by this Agreement. However, the foregoing shall not be deemed to (i) require Seller or Purchaser to expend a sum of money which they could not reasonably have anticipated on the date of execution of this Agreement, or (ii) require Seller or Purchaser to incur any liability beyond that expressly provided for in this Agreement.

34. SUCCESSORS AND ASSIGNS.

This Agreement and all covenants, representations, warranties and indemnities herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

35. COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Executed counterparts may be delivered by facsimile or other means of electronic transmission.

36. ASSIGNMENT.

This Agreement may not be assigned by Purchaser without the prior written consent of Seller, which Seller may grant or deny in its sole and absolute discretion; provided, however, that Purchaser shall be permitted to assign this Agreement without the prior consent of Seller to any entity wholly owned and controlled by Purchaser or that is under common control with Purchaser, provided (i) notice thereof is given to Seller at least ten (10) business days prior to the Closing, (ii) Purchaser and its assignee enter into a written assignment and assumption agreement in which the assignee assumes all of Purchaser’s obligations hereunder, and (iii) a copy of such assignment and assumption agreement is delivered to Seller. In the event of any such permitted assignment, any references in this Agreement to Purchaser shall be construed to mean the assignee to which the Purchaser named herein shall have assigned its rights under this Agreement, and which shall have assumed, all of the obligations of the Purchaser under this Agreement. Notwithstanding the assumption of this Agreement by such assignee, the Purchaser named herein shall remain liable for all of the Purchaser’s obligations hereunder and shall not be deemed to be released as a result of such permitted assignment and assumption.

37. SURVIVAL.

Except as may be expressly set forth herein, none of the covenants, representations, warranties and indemnities of either party hereto shall survive the Closing or the delivery of the deed. Provided that notice of such claim as may give rise to liability under any indemnity contained herein is given prior to the expiration of the period set forth for such indemnity’s lapse, the liability relating to such notice and indemnity shall continue until resolved or finally adjudicated.

38. LIMITATION ON LIABILITY.

A. No Personal Liability. No officer, director, member, partner, shareholder, employee, agent or other representative of either Seller or Purchaser shall have any personal liability under this Agreement.

B. Limits of Seller’s Liability. Seller shall have no liability for the breach of any representation, warranty, covenant, indemnity or other obligation expressly stated to survive the Closing hereunder (collectively, “Seller’s Post-Closing Obligations”), unless and until the aggregate amount of Purchaser’s out-of-pocket damages and expenses directly resulting from such breaches shall exceed $100,000. Furthermore, Seller’s aggregate liability under this Agreement for the breach of any and all of Seller’s Post-Closing Obligations, including but not limited to those post-closing obligations set forth in Sections 7, 10, 13, 14, 15, 17, 18, 19 and 20, but specifically excluding fraud or intentional misconduct, shall in no event exceed $10,000,000.

39. CONFIDENTIALITY.

A. Press Releases. Neither Seller nor Purchaser nor any Affiliate of either (as used in this Agreement, “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended, and, when used in connection with Seller or Purchaser shall include each officer, director, member or partner thereof) shall issue any press release nor otherwise make public any information with respect to this Agreement or the transactions contemplated hereby prior to the Closing Date, without the prior written consent of the other. Notwithstanding the foregoing, either party or its Affiliates may issue press releases and may refer to this Agreement and the transactions contemplated hereby in any filing pursuant to securities laws or stock exchange listing obligations or as required by law or advised by counsel to be in accordance with law, provided that, with respect to any press release, the other party has been provided with an opportunity to review and comment upon such release, although any changes to such release proposed by such other party shall be made in the sole discretion of the party issuing the press release. No press release shall contain any inaccurate or misleading information. After the Closing has occurred hereunder, there shall be no restrictions on the issuance of press releases by any party hereunder.

B. Confidentiality. Until such time as a press release has been issued, and then only to the extent of the information disclosed in such press release, neither Seller nor Purchaser shall discuss or disclose the existence of this transaction, the terms of this Agreement or the identity of the parties hereto with any other person or entity, including Hotel Employees, except for those employees, prospective lenders, advisors, attorneys, consultants and other professionals required to implement the terms of this Agreement or to assist in Purchaser’s due diligence and who have agreed to maintain the confidentiality of the transaction and the information they receive, and except to the extent required by law or advised by counsel to be in accordance with law. Except to the extent otherwise provided herein, required by law or advised by counsel to be in accordance with law, until the consummation of the transactions contemplated by this Agreement, Purchaser shall hold, and shall cause its Affiliates to hold, the Due Diligence Materials confidential. The Due Diligence Materials shall not be disclosed, discussed or made known to any person without the prior written consent of the Seller, except to the employees, officers or directors of Purchaser or any of its Affiliates, to Purchaser’s prospective lenders and their counsel, to any prospective hotel franchisors, any marketing company employed to do feasibility studies, or any investment banking, accounting, legal or other professional advisers, or to any environmental or engineering consultants with whom Purchaser desires to consult in connection with the proposed transaction, and provided that all such persons have agreed to maintain the confidentiality of the transaction and of the information they receive.

C. Survival. The provisions of this Section 39 shall survive the Closing or the termination of this Agreement.

40. TIME PERIODS.

If the final day of any time period or limitation set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the State of New York or of the Federal government, then and in such event the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “business days” shall mean any day which is not a Saturday, Sunday or legal holiday in the State of New York.

41. SOIL CONDITION.

In accordance with the provisions of §42-608 of the District of Columbia Code, according to the “Soil Survey of the District of Columbia” (prepared by the United States Department of Agriculture, Soil Conservation Service, and issued July 1976) at page 50 and map sheet 9 at the back of the publication, the condition of the soil of the Land is that of “Urban Land” (Ub). Further information concerning the characteristic of the soil and the Land may be obtained from a soil testing laboratory, the District of Columbia Department of Environmental Services or the Soil Conservation Service of the Department of Agriculture.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

SELLER:

LD GEORGETOWN PLAZA ASSOCIATES LLC, a Delaware limited liability company

By:	LD Property Management Inc., its manager

	By:	/s/ David Shepherd
Name: David Shepherd
Title: Vice President

PURCHASER:

SHC WASHINGTON, L.L.C., a Delaware limited liability company

By:	/s/ James E. Mead
Name: James E. Mead
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

Legal Description of the Land

Lots 30 and 31 in the subdivision made by Georgetown Plaza Associates in Square 1195, as per plat recorded in Liber 165 at folio 142 of the Records of the Office of the Surveyor for the District of Columbia.

ALSO, Part of Lot 1 in Square 25 in Holmead’s Addition to Georgetown, now known as Square 1195, in the City of Washington, also part of Lot 12 in Square 25, in Deakins, Lee and Casanave’s Addition to Georgetown, now known as Square 1195, in the City of Washington, described in accordance with a Plat of Computation recorded in Survey Book 172 at page 72, of the Records of the Office of the Surveyor of the District of Columbia, as follows:

BEGINNING for the same at a point in the Southerly line at Pennsylvania Avenue Northwest, distant Southeasterly 63.10 feet from the Southeast corner of 29th Street and Pennsylvania Avenue; and running thence Southeasterly along said line of Pennsylvania Avenue, 13.34 feet to the center line of the party wall between premises 2822 and 2820 Pennsylvania Avenue; thence South 00 degrees 15 minutes West along said center line and a prolongation thereof, 58.96 feet; thence West, 12.50 feet to intersect a South prolongation of the center line of the party wall between premises 2822 and 2822 1/2 Pennsylvania Avenue; thence North 00 degrees 15 minutes East along said prolongation and said center line of said party wall 63.67 feet to the place of beginning.

NOTE: At the date hereof the above described land is designated on the Records of the Assessor of the District of Columbia for taxation purposes as Lot 815 in Square 1195.

A-1

EXHIBIT B

Excluded FF&E

B-1

EXHIBIT C

Equipment Leases

C-1

EXHIBIT D

Service Contracts

D-1

EXHIBIT E

Space Leases and Lease Deposits

1.	Lease dated October 22, 1996 between Georgetown Plaza Associates and Guarisco Gallery, Ltd.

a)	First Amendment to Retail Lease dated December 18, 2002.

Note: no security deposit.

2.	Lease dated March 30, 2005 between Georgetown Plaza Associates and Yannick Lubiato and Corrine Lubiato.

Note: Security Deposit of $28,200.00.

3.	Lease dated February 5, 1992 between Georgetown Plaza Associates and George and Denise Ozturk.

a)	First Amendment to Retail Lease dated July 16, 1997.

b)	Second Amendment to Retail Lease dated May 19, 2005.

Note: no security deposit.

4.	Lease dated November 6, 1996 between Georgetown Plaza Associates and Pardoe Real Estate, Inc.

a)	Tenant/Owner Agreement—Revision #4 dated October 24, 1997.

b)	Letter dated December 15, 1998 notifying Landlord of the sale and transfer of Pardoe Real Estate, Inc. to NRT, Inc.

c)	Letter Agreement dated March 14, 2002 for temporary signage and notification of name change.

d)	Letter dated April 18, 2002 with trade name change from NRT, Inc. to NRT Mid-Atlantic, Inc. dba Coldwell Banker Residential Brokerage.

e)	Trade Name Change Amendment dated July 19, 2002.

Note: no security deposit.

5.	Lease dated April 24, 2001 between Georgetown Plaza Associates and SNH Designe Corp.

Note: no security deposit.

6.	Lease dated April 24, 2001 between Georgetown Plaza Associates and SNP, Inc.

Note: no security deposit.

7.	Lease dated 2000 between Georgetown Plaza Associates and Kalama Beach Corporation II, as modified by the revised pages attached to the letter from tenant to landlord dated March 19, 2001, showing tenant as Kalama Gifts and Sundries LLC (which has been designated the April 2, 2001 Amendment).

Note: [no security deposit.]

E-1

EXHIBIT F

Rooms Agreements

F-1

EXHIBIT G

Trade Names and Marks

None.

G-1

EXHIBIT H

Escrow Agreement

ESCROW AGREEMENT

COMMONWEALTH LAND TITLE INSURANCE COMPANY, located at 1015 15th Street, N.W., Suite 300, Washington, D.C. 20005, hereinafter referred to as “Escrow Holder”, hereby agrees to act as escrow agent in connection with the $10,000,000.00 (the “Escrow Deposit”) to be wired to Escrow Holder’s trust account described on Exhibit A pursuant to a certain Purchase and Sale Agreement by and between LD GEORGETOWN PLAZA ASSOCIATES LLC, with an address c/o Louis Dreyfus Property Group, 20 Westport Road, Wilton, CT 06897, as Seller, and SHC WASHINGTON, L.L.C., a Delaware limited liability company, with an address at 77 West Wacker Drive, Suite 4600, Chicago, IL 60601, as Purchaser, dated January     , 2006 (the “Purchase Agreement”) for the sale of the property described in the Purchase Agreement.

Escrow Holder agrees to hold such funds in escrow in accordance with the terms and provisions of this Agreement, until the following conditions are met:

Upon receipt of an executed W-9 Form from Purchaser stating Purchaser’s Federal Tax Identification Number                                 , the Escrow Deposit shall be placed in an interest-bearing account (the “Account”) and all interest accrued thereon shall belong to the party entitled to receive the Escrow Deposit.

1.	Escrow Holder is acting solely as a stakeholder hereunder. Escrow Holder’s duties shall be determined solely by the express provisions of this Agreement and are purely ministerial in nature. Escrow Holder shall disburse the Escrow Deposit pursuant to written instructions of the parties hereto. Notwithstanding the foregoing, if either Seller or Purchaser notifies Escrow Holder that the other party is in default under the Purchase Agreement (a “Notice of Default”) and demands that the Escrow Deposit be delivered to it, Escrow Holder shall deliver the Escrow Deposit to the demanding party on the fifth (5th) business day after receipt of such Notice of Default, unless the other party notifies Escrow Holder of its objection to such delivery prior thereto. Any Notice of Default given to Escrow Holder shall also be given simultaneously to the party claimed to be in default in accordance with paragraph 5 below. If a dispute arises between the parties regarding the disposition of the Escrow Deposit, Escrow Holder shall continue to hold the Escrow Deposit until it has received joint instructions from Seller and Purchaser or until otherwise instructed pursuant to a court order.

2.

If a dispute arises and proceedings regarding the disposition of the Escrow Deposit are not begun and diligently continued, Escrow Holder may, but is not required to take such affirmative steps as Escrow Holder may, at its option, elect in order to terminate its duties as escrow agent, including retaining counsel and bringing an appropriate action or proceeding for leave to deposit the Escrow Deposit with a court of competent jurisdiction and commencing an action for interpleader (Purchaser and Seller agreeing that (i) such commencement of an action for interpleader shall terminate Escrow Holder’s duties hereunder and (ii) Purchaser and Seller are jointly and severally responsible for any and all fees incurred by Escrow Holder (including attorney’s fees) in the event Escrow Holder is required to commence an action for interpleader). Upon delivery of the funds as provided herein, Escrow Holder shall be fully relieved and discharged of any further responsibility and liability hereunder.

3.	Escrow Holder shall not be liable for, and the parties hereto each release Escrow Holder from, any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by Escrow Holder’s willful misconduct or gross negligence. Escrow Holder shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice, or instruction in connection with this Agreement is duly authorized to do so by the party on whose behalf such writing, notice, or instruction is given. Upon delivery of the funds as provided herein, Escrow Holder shall be fully relieved and discharged of any further responsibility and liability hereunder.

4.	The undersigned hereby jointly and severally indemnify Escrow Holder for and hold Escrow Holder harmless against any loss, liability, or expense incurred by Escrow Holder that arises out of or is in connection with the acceptance of or the performance of its duties under this Agreement, as well as the costs and expenses, including reasonable attorneys’ fees and disbursements, of defending against any claim or liability arising under this Agreement or of commencing any action or proceeding authorized under this Agreement or of otherwise pursuing Escrow Holder’s rights under this Agreement, unless caused by Escrow Agent’s willful misconduct or gross negligence.

5.	Any notice to any of the parties hereto shall be in writing and either delivered by hand or overnight receipted delivery by U.S. Express Mail, Fed Ex, UPS, or other nationally recognized overnight delivery service, to the parties at the addresses set forth above, with a copy to the respective attorneys for Seller and Purchaser at the addresses set forth below. Notices to Escrow Holder shall be addressed to the attention of David P. Nelson. Each notice shall be deemed given (i) on the same day, if delivered by hand, or (ii) on the following business day, if sent by overnight delivery. Notices may be given on behalf of Seller and Purchaser by their respective counsel listed below.

Attorney for Seller:	Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attn: Douglas A. Raelson, Esq.
Telephone No.: (212) 318-6850
Telecopy No.: (212) 230-7644

Attorney for Purchaser:	Perkins Coie LLP
131 South Dearborn Street, Suite 1700 Chicago, IL 60603
Attn: Phillip Gordon, Esq.
Telephone No.: (312) 324-8600
Telecopy No.: (312) 324-9600

6.	In the event of any discrepancy between the provisions of this Escrow Agreement and the provisions of the Purchase Agreement, the provisions of this Escrow Agreement shall control. This Agreement shall be binding on the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with New York law.

Dated: As of January     , 2006

COMMONWEALTH LAND TITLE INSURANCE COMPANY, AS ESCROW HOLDER

By:
Name:
Title:

Accepted and Approved				Accepted and Approved

Seller:				Purchaser:

LD GEORGETOWN PLAZA ASSOCIATES LLC				SHC WASHINGTON, L.L.C.

By:	LD Property Management Inc., its manager			By:
Name:
	By:			Title:
		Name:	David Shepherd
		Title:	Vice President

EXHIBIT A

WIRE INSTRUCTIONS

BANK NAME:	Bank of America, N.A. 1850 Gateway Boulevard Concord, CA 94524

ABA NO:	0260-0959-3

ACCOUNT NAME:	LANDAMERICA FINANCIAL GROUP, INC./ COMMERCIAL SETTLEMENTS, INC. ESCROW ACCOUNT

ACCOUNT NO.:	4126177525

RE:	Advise: David Nelson File: 10808987/05-002260

EXHIBIT I

Survey

ALTA/ACSM Land Title Survey, Lots 30 & 31 Square 1195, Recorded in the Surveyor’s Office of the District of Columbia in Book 165 Page 142 and Assessment Lot 815, Instrument 21906 Northwest, Washington, District of Columbia, prepared by Fowler Associates, Inc. as of December 1986 and last updated and recertified April 1, 2004 by James M. Fowler, Jr.

I-1

EXHIBIT J

Permitted Encumbrances

(1)	Public space (vault) rental subsequent to June 30, 2006, not yet a lien.

(2)	Rights of way for sewers granted to the District of Columbia by instruments recorded April 1, 1909 in Liber 3210 at pages 308, 309 and 312 among the land records of the District of Columbia.

(3)	Deed of Easement for pedestrian ingress and egress recorded July 28, 1981 as Instrument No. 24206 among the land records of the District of Columbia.

(4)	Rights reserved to the District of Columbia to operate, maintain or reconstruct utilities located on the portion of 28th Street closed as shown in Liber No. 132 at folio 138 of the Records of the Office of the Surveyor for the District of Columbia among the land records of the District of Columbia.

J-1

EXHIBIT K

Form of Manager Estoppel

ESTOPPEL CERTIFICATE

                    , 2006

To:	SHC Washington, L.L.C.

Re:	Hotel: Four Seasons Hotel Washington

Owner: LD Georgetown Plaza Associates LLC, a Delaware limited liability company, successor by conversion to Georgetown Plaza Associates, a New York general partnership

Operator: Four Seasons Hotels Limited

Second Amended and Restated Hotel Management Agreement dated as of January 1, 1997

SHC Washington, L.L.C., a Delaware limited liability company (the “Purchaser”), has requested that the undersigned, Four Seasons Hotels Limited, a corporation amalgamated under the laws of the Province of Ontario, Canada (“Operator”), as the operator under that certain Second Amended and Restated Hotel Management Agreement dated as of January 1, 1997 as amended by a letter dated February 10, 2005 (the “Management Agreement”), by and between Operator and Georgetown Plaza Associates, a New York general partnership and predecessor-in-interest to LD Georgetown Plaza Associates LLC, a Delaware limited liability company (“Owner”), certify to Purchaser certain matters as set forth below. All capitalized terms used but not otherwise defined herein shall be defined as provided in the Management Agreement.

The following statements are made with the knowledge that Purchaser and its successors and permitted assigns under the Purchase and Sale Agreement dated January                     , 2006 between Owner and Purchaser may rely on them in connection with the purchase of the Project. Operator, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby certifies to Purchaser that the following statements are true and correct as of the date hereof and agrees with Purchaser as follows:

1.	The Management Agreement is in full force and effect and has not been modified or amended in any respect whatsoever. To the knowledge of Operator, the Management Agreement embodies the entire agreement and understanding between Owner and Operator with respect to the subject matter of the Management Agreement. A true, complete, and correct copy of the Management Agreement is attached hereto as Exhibit A.

2.	Operator has not given any notice of any default by Owner under the Management Agreement that has not been cured as of the date hereof, nor has Operator received from Owner any notice of any default by Operator under the Management Agreement that has not been cured as of the date hereof. To the knowledge of Operator, no default or event under the Management Agreement on the part of either Owner or Operator has occurred, for which either party would be entitled as of the date hereof to give notice of default under the Management Agreement, terminate the Management Agreement, or exercise any other remedies for a breach or default thereunder by the other party.

3.	To the knowledge of Operator, no dispute exists under the Management Agreement (notice of which has been given by Owner or Operator to the other) relating to Owner’s funding of working capital to Operator for the operation of the Project or relating to the funding of any capital improvements to the Project, which has not been resolved as of the date hereof.

4.	Operator has made no advances of funds or any other payments, in either case in the nature of a loan to Owner except for a loan secured by a Deed of Trust dated April 30, 2004 in the original principal amount of $5,000,000 which, in accordance with the provisions of a Loan Agreement dated April 30, 2004 between Owner and Operator, is required to be repaid by Owner immediately upon the occurrence of, and as a condition of, among other things, any direct or indirect sale, transfer or assignment of all or any part of the Project.

5.	Neither Operator, nor to Operator’s knowledge, Owner has received any notice in writing of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use, operation or condition of the Project which has not been cured as of the date hereof

6.	To Operator’s knowledge, all amounts due and payable to Operator under the Management Agreement which are required to be paid on or prior to the date hereof have been paid in full. As used in this paragraph, “Operator’s knowledge” means the actual knowledge of the Director of Finance of the Project without due inquiry or investigation and without any personal liability on the part of the Director of Finance of the Project. The Refurbishing Fee and the Centralized Purchasing Fee payable to Operator in connection with the renovation of the Hotel completed in 2005 has been paid in full. As of the date hereof, the amount of (a) the Corporate Sales and Marketing Charge is 0.87% of budgeted Hotel Revenue, (b) the Corporate Advertising Charge is 0.6% of budgeted Hotel Revenue, and (c) the Centralized Reservation Service Charge is Cdn.$49.00 per month per guest room in the Project. As of the date hereof, there are no deferred Basic Fees payable to Operator

7.	The amount of funds held in the Capital Reserve on December 31, 2005 was $4,035.86.

8.	The person signing this letter on behalf of Operator is a duly authorized officer of Operator.

The foregoing acknowledgements are given by Operator solely in its capacity as operator under the Management Agreement without prejudice to any rights arising under any other contract or agreement to which it is a party.

[Signature Page Follows Immediately]

THIS ESTOPPEL CERTIFICATE has been executed as of the date set forth above.

OPERATOR:

FOUR SEASONS HOTELS LIMITED, a corporation amalgamated under the laws of the Province of Ontario, Canada

By:

Name:

Title:

By:

Name:

Title:

EXHIBIT A TO ESTOPPEL CERTIFICATE

Management Agreement

(See Attached)

EXHIBIT L

Environmental Documents

L-1

EXHIBIT M

Form of Deed

WHEN RECORDED RETURN TO:

SPECIAL WARRANTY DEED

THIS DEED, made this          day of                     , 2006, by and between LD Georgetown Plaza Associates LLC, a Delaware limited liability company, successor by conversion to Georgetown Plaza Associates, a New York general partnership, having an address c/o Louis Dreyfus Property Group, 20 Westport Road, Wilton, CT 06897 (“Grantor”); and SHC Washington, L.L.C., a Delaware limited liability company, having an office at 77 West Wacker Drive, Suite 4600, Chicago, IL 60601 (“Grantee”).

WITNESSETH

That for and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, and other good and valuable consideration, receipt whereof is hereby acknowledged, Grantor does hereby grant, bargain, sell and convey, with special warranty of title, unto Grantee, its successors and assigns, in fee simple absolute, all that certain parcel of land (the “Land”), together with the improvements, rights, privileges and appurtenances thereunto belonging, situate and being in the District of Columbia, and more particularly described on Schedule 1 attached hereto and made a part hereof;

TOGETHER WITH all of Grantor’s right, title and interest, if any, in or to all and singular the tenements, hereditaments, easements, rights of way, reservations, privileges, appurtenances and interests in leases, including without limitation, minerals, oil and gas rights, air, water and development rights, road, easements, streets and ways adjacent to the Land, and in profits or rights or appurtenances in any way belonging or pertaining to the Land;

TOGETHER WITH all of Grantor’s right, title and interest, if any, in or to (i) all minerals, oil, gas and other hydro-carbon substances on or under the Land, (ii) all adjacent strips, streets, roads, alleys and rights-of-ways, public or private, open or proposed, (iii) all easements, hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development (including without limitation transferable development rights), utility and solar rights.

AND Grantor, for itself, its successors and assigns, warrants that Grantor has lawful authority to sell and convey said property, and warrants specially the property hereby conveyed and will execute such further assurances of said property as may be requisite.

This conveyance is subject to all matters of record, including those described on Schedule 2 attached hereto.

IN WITNESS WHEREOF, Grantor has caused this Special Warranty Deed to be executed as of the day and year first written above.

WITNESS:	LD GEORGETOWN PLAZA ASSOCIATES LLC,
a Delaware limited liability company

By:
Name:
Title:

DISTRICT OF COLUMBIA	*	TO WIT:

I HEREBY CERTIFY, that on this          day of                     , 2006, before me, the undersigned Notary Public of said jurisdiction, personally appeared                                                                  , known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, who acknowledged himself/herself to be the                                                   of LD Georgetown Plaza Associates LLC, a                                                       (the “Company”), and that as such, being authorized to do so, acknowledged that he/she executed the foregoing and annexed document on behalf of the Company, for the purposes therein contained and acknowledged the same to be the act and deed of said Company and that he/she delivered the same as such.

WITNESS my hand and Notarial Seal.

Notary Public

My Commission Expires:

EXHIBIT N

Form of Bill of Sale

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that LD Georgetown Plaza Associates LLC, a Delaware limited liability company, successor by conversion to Georgetown Plaza Associates, a New York general partnership, having an address c/o Louis Dreyfus Property Group, 20 Westport Road, Wilton, CT 06897 (“Seller”), for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, paid by SHC Washington, L.L.C., a Delaware limited liability company, having an office at 77 West Wacker Drive, Suite 4600, Chicago, IL 60601 (“Purchaser”), has bargained and sold and by these presents does grant and convey unto Purchaser, its successors and assigns, all of Seller’s right, title and interest in and to the FF&E and Supplies located at the Property known as and by Street Nos. 2800, 2810 and 2822 Pennsylvania Avenue, Washington, D.C., as such terms are defined in that certain Purchase and Sale Agreement between Seller and Purchaser dated January __, 2006 (the “Sale Agreement”).

TO HAVE AND HOLD the Personal Property unto Purchaser, its successors and assigns, forever, “as is”, without any representation, warranty or recourse whatsoever, express or implied, including, without limitation, any representation as to merchantability or fitness for a particular purpose, except as otherwise expressly set forth in the Sale Agreement.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of the              day of                     , 2006.

SELLER:

LD Georgetown Plaza Associates LLC

By:
Name:
Title:

N-1

EXHIBIT O

Form of Assignment and Assumption of Service Contracts,

Equipment Leases and Rooms Agreements

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS,

EQUIPMENT LEASES AND ROOMS AGREEMENTS

THIS AGREEMENT, made this              day of                         , 2006, by and between LD Georgetown Plaza Associates LLC, a Delaware limited liability company, successor by conversion to Georgetown Plaza Associates, a New York general partnership (“Assignor”), and SHC Washington, L.L.C., a Delaware limited liability company, (“Assignee”).

W I T N E S S E T H:

WHEREAS, by Purchase and Sale Agreement dated as of January __, 2006, by and between Assignor and Assignee (the “Sale Agreement”; capitalized terms used but not otherwise defined herein shall be defined as provided in the Sale Agreement), Assignee has agreed to purchase from Assignor, and Assignor has agreed to sell to Assignee, certain property located at Street Nos. 2800, 2810 and 2822 Pennsylvania Avenue, Washington, D.C., and more particularly described in the Sale Agreement (the “Property”); and

WHEREAS, Assignor desires to assign to Assignee as of the date hereof Assignor’s interest in each and all of those certain service, maintenance and supply contracts set forth on Schedule 1 annexed hereto (the “Service Contracts”), those certain equipment leases set forth on Schedule 2 annexed hereto (the “Equipment Leases”), and those certain room agreements set forth on Schedule 3 annexed hereto (the “Room Agreements”), and Assignee desires to accept such assignment and assume the obligations of Assignor under the Service Contracts, Equipment Leases, and Room Agreements from and after the date hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the date hereof all of the right, title and interest of Assignor in, to and under the Service Contracts, Equipment Leases, and Room Agreements, and Assignee hereby accepts the within assignment and assumes and agrees with Assignor to perform and comply with and to be bound by all the terms, covenants, agreements, provisions and conditions of the Service Contracts, Equipment Leases, and Room Agreements on the part of Assignor thereunder accruing on and after the date hereof, in the same manner and with the same force and effect as if Assignee had originally executed the Service Contracts, Equipment Leases, and Room Agreements.

2. Assignee hereby unconditionally, absolutely and irrevocably agrees to indemnify and hold Assignor harmless of, from and against any and all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, accruing under the Service Contracts, Equipment Leases, and Room Agreements on and after the date hereof.

3. This Agreement shall not be construed as a representation or warranty by Assignor as to the transferability of the Service Contracts, Equipment Leases or Rooms Agreements and Assignor shall have no liability to Assignee in the event that any or all of the Service Contracts (i) are not transferable to Assignee or (ii) are cancelled or terminated by reason of this assignment or any acts of Assignee, it being understood that the assignments herein are made without representation, warranty or recourse of any kind express or implied, except as otherwise expressly set forth in the Sale Agreement.

4. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which counterparts taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ASSIGNOR:

LD Georgetown Plaza Associates LLC

By:
Name:
Title:

ASSIGNEE:

SHC Washington, L.L.C.

By:
Name:
Title:

Schedule 1

Service Contracts

Schedule 2

Equipment Leases

Schedule 3

Rooms Agreements

EXHIBIT P

Form of Assignment and Assumption of Space Leases, Lease Deposits and Off-Site Rental Agreement

ASSIGNMENT AND ASSUMPTION OF SPACE LEASES, LEASE DEPOSITS AND OFF-SITE RENTAL AGREEMENT

ASSIGNMENT AND ASSUMPTION OF SPACE LEASES, LEASE DEPOSITS AND OFF-SITE RENTAL AGREEMENT, dated                     , 2006, between LD Georgetown Plaza Associates LLC, a Delaware limited liability company, successor by conversion to Georgetown Plaza Associates, a New York general partnership, having an office c/o Louis Dreyfus Property Group, 20 Westport Road, Wilton, CT 06897 (“Assignor”) and SHC Washington, L.L.C., a Delaware limited liability company, having an office at 77 West Wacker Drive, Suite 4600, Chicago, IL 60601 (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor has this day sold and conveyed to assignee the real property more particularly described in Schedule 1 annexed hereto and made a part hereof (the “Premises”).

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest, if any, as landlord in and to (i) the leases, licenses and other occupancy agreements affecting the Premises and all guarantees thereof set forth on Schedule 2 annexed hereto and made a part hereof (collectively, the “Leases”), and (ii) the security deposits and/or prepaid rents made under the Leases and set forth on Schedule 3 annexed hereto and made a part hereof (collectively, the “Lease Deposits”) and all of Assignor’s right, title and interest, if any, as tenant under that certain Rental Agreement dated December 9, 2004 between Dittmar Company, as landlord and Georgetown Plaza Associates, as tenant, for premises known as Apartment 1519, 4001 North 9th Street, Arlington, VA 22203 (the “Off-Site Rental Agreement”).

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever, from and after the date hereof, subject to the terms, covenants, conditions and provisions of the Leases.

ASSIGNEE HEREBY ACCEPTS the foregoing assignment, acknowledges receipt of the Lease Deposits, assumes and agrees to perform all of the obligations of Assignor under the Leases, accruing from and after the date hereof; and agrees to hold or apply all of the Lease Deposits in accordance with the terms of the Leases under which the Lease Deposits were made.

Assignee hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Assignor or Assignor’s Affiliates, and hereby unconditionally and irrevocably fully releases and discharges Assignor and Assignor’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Assignee against Assignor or Assignor’s Affiliates, in connection with or arising out of the Leases, Lease Deposits and Off-Site Rental Agreement as to matters in connection therewith that accrue on or after the date hereof.

This Assignment and Assumption of Space Leases, Lease Deposits and Off-Site Rental Agreement is made without any covenant, warranty or representation by, or recourse against, Assignor or Assignor’s Affiliates of any kind whatsoever, except as may be expressly set forth in that certain Purchase and Sale Agreement between Assignor and Assignee dated January __, 2006.

IN WITNESS WHEREOF, this Assignment and Assumption of Space Leases, Lease Deposits and Off-Site Rental Agreement has been executed on the date and year first above written.

ASSIGNOR:

LD Georgetown Plaza Associates LLC

By:
Name:
Title:

ASSIGNEE:

SHC Washington, L.L.C.

By:
Name:
Title:

SCHEDULE 1

DESCRIPTION OF THE LAND

Lots 30 and 31 in the subdivision made by Georgetown Plaza Associates in Square 1195, as per plat recorded in Liber 165 at folio 142 of the Records of the Office of the Surveyor for the District of Columbia.

ALSO, Part of Lot 1 in Square 25 in Holmead’s Addition to Georgetown, now known as Square 1195, in the City of Washington, also part of Lot 12 in Square 25, in Deakins, Lee and Casanave’s Addition to Georgetown, now known as Square 1195, in the City of Washington, described in accordance with a Plat of Computation recorded in Survey Book 172 at page 72, of the Records of the Office of the Surveyor of the District of Columbia, as follows:

BEGINNING for the same at a point in the Southerly line at Pennsylvania Avenue Northwest, distant Southeasterly 63.10 feet from the Southeast corner of 29th Street and Pennsylvania Avenue; and running thence Southeasterly along said line of Pennsylvania Avenue, 13.34 feet to the center line of the party wall between premises 2822 and 2820 Pennsylvania Avenue; thence South 00 degrees 15 minutes West along said center line and a prolongation thereof, 58.96 feet; thence West, 12.50 feet to intersect a South prolongation of the center line of the party wall between premises 2822 and 2822 1/2 Pennsylvania Avenue; thence North 00 degrees 15 minutes East along said prolongation and said center line of said party wall 63.67 feet to the place of beginning.

NOTE: At the date hereof the above described land is designated on the Records of the Assessor of the District of Columbia for taxation purposes as Lot 815 in Square 1195.

SCHEDULE 2

LEASES

1.	Lease dated October 22, 1996 between Georgetown Plaza Associates and Guarisco Gallery, Ltd.

a)	First Amendment to Retail Lease dated December 18, 2002.

2.	Lease dated March 30, 2005 between Georgetown Plaza Associates and Yannick Lubiato and Corrine Lubiato.

3.	Lease dated February 5, 1992 between Georgetown Plaza Associates and George and Denise Ozturk.

a)	First Amendment to Retail Lease dated July 16, 1997.

b)	Second Amendment to Retail Lease dated May 19, 2005.

4.	Lease dated November 6, 1996 between Georgetown Plaza Associates and Pardoe Real Estate, Inc.

a)	Tenant/Owner Agreement - Revision #4 dated October 24, 1997.

b)	Letter dated December 15, 1998 notifying Landlord of the sale and transfer of Pardoe Real Estate, Inc. to NRT, Inc.

c)	Letter Agreement dated March 14, 2002 for temporary signage and notification of name change.

d)	Letter dated April 18, 2002 with trade name change from NRT, Inc. to NRT Mid-Atlantic, Inc. dba Coldwell Banker Residential Brokerage.

e)	Trade Name Change Amendment dated July 19, 2002.

5.	Lease dated April 24, 2001 between Georgetown Plaza Associates and SNH Designe Corp.

6.	Lease dated April 24, 2001 between Georgetown Plaza Associates and SNP, Inc.

8.	Lease dated 2000 between Georgetown Plaza Associates and Kalama Beach Corporation II, as modified by the revised pages attached to the letter from tenant to landlord dated March 19, 2001, showing tenant as Kalama Gifts and Sundries LLC (which has been designated the April 2, 2001 Amendment).

SCHEDULE 3

LEASE DEPOSITS

Lease dated March 30, 2005 between Georgetown Plaza Associates and Yannick Lubiato and Corrine Lubiato: Security Deposit of $28,200.00.

EXHIBIT Q

Form of Omnibus Assignment of Receivables, Intangibles, Warranties and Licenses

ASSIGNMENT OF RECEIVABLES, INTANGIBLES, WARRANTIES, LICENSES, BOOKS, AND PLANS AND SPECS

THIS ASSIGNMENT OF INTANGIBLES, WARRANTIES ,LICENSES, BOOKS, AND PLANS AND SPECS (this “Assignment”) is made as of                     , 2006, between LD Georgetown Plaza Associates LLC, a Delaware limited liability company, successor by conversion to Georgetown Plaza Associates, a New York general partnership, having an office c/o Louis Dreyfus Property Group, 20 Westport Road, Wilton, CT 06897 (“Assignor”) and SHC Washington, L.L.C., a Delaware limited liability company, having an office at 77 West Wacker Drive, Suite 4600, Chicago, IL 60601 (“Assignee”).

This Assignment is being delivered pursuant to that certain Purchase and Sale Agreement between Assignor and Assignee dated as of January         , 2006 (as amended, the “Sale Agreement”). Capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Sale Agreement.

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby conveys, assigns, sells, grants, transfers, sets over, and delivers to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the Receivables, Intangibles, Warranties, Licenses, Books, and Plans and Specs.

This Assignment is made without representation, warranty (expressed or implied) or recourse of any kind, except as otherwise expressly set forth in the Sale Agreement.

This Assignment shall be binding upon and shall inure to the benefit of the Assignee, its successors and assigns.

[Remainder of this page left blank intentionally. Signature page follows.]

Q-1

IN WITNESS WHEREOF, Assignor does hereby execute and deliver this Assignment as of the date and year first above written.

ASSIGNOR:

LD Georgetown Plaza Associates LLC

By:
Name:
Title:

Q-2

EXHIBIT R

Form of Assignment and Assumption of Reservations and Reservation Deposits

ASSIGNMENT OF RESERVATIONS AND RESERVATION DEPOSITS

THIS ASSIGNMENT OF RESERVATIONS AND RESERVATION DEPOSITS (this “Agreement”) made and entered into this          day of                 , 2006, between LD Georgetown Plaza Associates LLC, a Delaware limited liability company, successor by conversion to Georgetown Plaza Associates, a New York general partnership, having an address c/o Louis Dreyfus Property Group, 20 Westport Road, Wilton, CT 06897 (“Assignor”) and SHC Washington, L.L.C., a Delaware limited liability company, having an office at 77 West Wacker Drive, Suite 4600, Chicago, IL 60601 (“Assignee”).

W I T N E S S E T H:

Assignor, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to Assignee all of Assignor’s right, title and interest, in and to the Reservations and Reservation Deposits in the amount of $                    , which is the aggregate amount of all Reservation Deposits held by Assignor. Assignee acknowledges that, simultaneously with the execution hereof, Assignee has received a credit against the purchase price in the amount of $                     from Assignor, representing such Reservation Deposits.

TO HAVE AND TO HOLD unto Assignee and its successors and assigns to its and their own use and benefit forever.

All capitalized terms not herein defined shall have the meaning ascribed to them in that certain Purchase and Sale Agreement dated as of January     , 2006, by and between Assignor and Assignee (the “Sale Agreement”).

This Assignment is made by Assignor without representation, warranty or recourse, expressed or implied, except as otherwise expressly set forth in the Sale Agreement.

(Signature Page Follows)

R-1

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Reservation Deposits as of the date first above written.

ASSIGNOR:

LD Georgetown Plaza Associates LLC

By:
Name:
Title:

ASSIGNEE:

SHC Washington, L.L.C.

By:
Name:
Title:

R-2

EXHIBIT S

Form of Assignment and Assumption of Hotel Management Agreement

ASSIGNMENT AND ASSUMPTION OF HOTEL MANAGEMENT AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF HOTEL MANAGEMENT AGREEMENT (this “Assignment”), dated as of                              , 2006 (the “Effective Date”) by and among LD Georgetown Plaza Associates LLC, a Delaware limited liability company, successor by conversion to Georgetown Plaza Associates, a New York general partnership, having an address c/o Louis Dreyfus Property Group, 20 Westport Road, Wilton, CT 06897 (“Assignor”), SHC Washington, L.L.C., a Delaware limited liability company, having an address at 77 West Wacker Drive, Suite 4600, Chicago, IL 60601 (“Assignee”), and Four Seasons Hotels Limited, a corporation amalgamated under the laws of the Province of Ontario, Canada (“Four Seasons”)

W I T N E S S E T H:

WHEREAS, by Purchase and Sale Agreement dated as of January __, 2006, by and between Assignor and Assignee (the “Sale Agreement”), Assignee has agreed to purchase from Assignor, and Assignor has agreed to sell to Assignee, certain property comprising the Four Seasons Hotel, Washington, D.C. and located at Street Nos. 2800, 2810 and 2822 Pennsylvania Avenue, Washington, D.C., and more particularly described in the Sale Agreement (the “Property”); and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to the Hotel Management Agreement described on Schedule 1 annexed hereto (the “Hotel Management Agreement”) from and after the Effective Date, and Assignee desires to accept such assignment and assume the obligations of Assignor thereunder from and after the Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the Effective Date all of the right, title and interest of Assignor in, to and under the Hotel Management Agreement, and Assignee hereby accepts the within assignment and assumes and agrees with Assignor and Four Seasons (a) to perform and comply with and to be bound by all the terms, covenants, agreements, provisions and conditions of the Hotel Management Agreement on the part of Assignor thereunder accruing on and after the Effective Date, in the same manner and with the same force and effect as if Assignee had originally executed the Hotel Management Agreement and (b) that the Hotel Management Agreement shall continue in full force and effect.

2. Assignee hereby unconditionally, absolutely and irrevocably agrees to indemnify and hold Assignor harmless of, from and against any and all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, accruing under the Hotel Management Agreement on and after the Effective Date.

3. Assignee hereby represents and warrants to Four Seasons that:

(a) it is the legal and beneficial owner of the Hotel effective on the Effective Date;

(b) it is not a competitor of Four Seasons; and

(c) it is not of ill repute or in any other manner a person, firm or corporation with whom or with which the average prudent businessman would not wish to associate in a commercial venture.

4. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5. This Assignment shall be governed and construed and enforced in accordance with the laws of the State of New York.

6. This Assignment may be executed in counterparts, each of which shall be deemed an original and all of which counterparts taken together shall constitute one and the same agreement.

7. Four Seasons acknowledges that the form and substance of this Assignment satisfies the requirements of Section 15.01(a) of the Hotel Management Agreement.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have duly executed this Assignment as of the day and year first hereinabove written.

ASSIGNOR:

LD GEORGETOWN PLAZA ASSOCIATES LLC

By:
Name:
Title:

ASSIGNEE:

SHC WASHINGTON, L.L.C.

By:
Name:
Title:

FOUR SEASONS:

FOUR SEASONS HOTELS LIMITED

By:
Name:
Title:

By:
Name:
Title:

Schedule 1

Hotel Management Agreement

EXHIBIT T

Form of License Agreement for Art Work

ART WORK LICENSE

License Agreement (this “Agreement”) dated as of February 28, 2006, is between William Louis-Dreyfus (“Licensor”) and DTRS Washington, L.L.C., a Delaware limited liability company (“Licensee”).

RECITALS

A.	As of the date hereof, Licensee has acquired a leasehold interest in real property in Washington, D.C. on which is located a hotel, managed by Four Seasons Hotels Limited under contract with Licensee, and other improvements (collectively, the “Hotel”). The Hotel is a luxury hotel that wishes to display original and distinctive works of art on its premises to attract sophisticated clientele and benefit its business.

B.	Licensor maintains a collection of artworks (as owner or, in some cases, as agent for an undisclosed principal), some of which have been displayed in the Hotel pursuant to an arrangement between Licensor and the former owner of the Hotel. Licensor has derived tangible and intangible benefits from this display arrangement, including, but not limited to, exposure of the Hotel’s clientele to the artwork and the potential increase in the value of the collection related to such display.

C.	This Agreement reflects the wishes of Licensor and Licensee to set forth the terms on which Licensor’s artworks will continue to be displayed in the Hotel.

AGREEMENTS

1. Art Objects.

(a)	Works of art covered by this Agreement (each an “Object” and, collectively, the “Objects”) are the works of art in Licensor’s collection that Licensor has caused or will cause to be delivered to the Hotel for display, excepting only those that have been removed as provided herein from the Hotel’s premises by Licensor or with Licensor’s consent other than for temporary storage during Hotel renovations.

(b)	As of the date of this Agreement, the Objects are the items set forth on the “Schedule of Art Objects” attached to and hereby made a part of this Agreement.

(c)	Licensor may cause the Schedule of Art Objects to be amended from time to time to remove or add one or more Objects as works of art are removed from or delivered to the Hotel’s premises by Licensor as provided herein. Such revised Schedule of Art Objects, when dated and signed by Licensor and Licensee, will replace the Schedule of Art Objects then in effect and constitute a part of this Agreement.

(d)	The failure to so amend the Schedule of Art Objects will not (i) preclude an Object from being covered under this Agreement or (ii) cause a work of art that has been removed as provided herein from the Hotel’s premises by Licensor or with Licensor’s consent to be deemed an Object.

2. License.

(a)	Licensor grants to Licensee the right to display the Objects in their current (or other mutually agreed) locations in the Hotel, subject to the terms of this Agreement, including without limitation Licensor’s removal rights as provided herein.

(b)	Licensee acknowledges and agrees that Licensee does not have and will not obtain any other rights or interests in respect of any of the Objects (and hereby waives any and all such other rights and interests that it may have), including, without limitation, ownership of any Object, title to any Object, intellectual property rights in any Object, or interest in the value of any Object.

(c)	Licensor shall not be obligated to make available any minimum number of Objects to Licensee, subject to Section 5(a), or to include any particular work(s) of art among the Objects Licensor makes available to Licensee.

(d)	Licensee shall not be obligated to display any Object(s) or any particular Object.

3. Payment.

In consideration of the license granted under Section 2 above, Licensee will pay Licensor an annual amount of $50,000, payable quarterly in arrears . (The first such quarterly payment will be made on or promptly following March 31, 2006 and shall be prorated to cover the period commencing on the date hereof.) At Licensor’s request, but not more frequently than annually, the amount of such annual payment will be increased by the amount of the increase, if any, in the cost to Licensor of insuring the Objects, not to exceed 5% of the then current annual payment.

4. Licensee’s Duties and Obligations.

(a)	Licensee acknowledges that each of the Objects is a unique work of art of material value and that, subject to Licensor’s rights under this Agreement, Licensee will be in exclusive possession and control of the Objects at all times. Accordingly, Licensee will:

(i)	Cause all of its employees and contractors to use a high degree of care in handling the Objects, which shall in any event be at least the same degree of care and diligence persons of ordinary prudence would use in handling their own similar property;

(ii)

Not move any Object or permit any Object to be moved from its location (other than to protect the Object in case of danger or emergency or to protect the Object in case of renovations or construction) without Licensor’s consent, which consent will not be unreasonably withheld, provided that if such removal is to protect the Object in case of renovation or construction, Licensee will provide Licensor reasonable notice and opportunity to have the Object moved by Licensor;

(iii)	Notify Licensor promptly if Licensee has actual knowledge that damage to any Object has occurred or is reasonably likely;

(iv)	Cause the Objects to be dusted on a routine basis in accordance with reasonable instructions, if any, provided by Licensor, and not provide or permit others to provide any other cleaning or maintenance of any Object, except in accordance with instructions from Licensor.

Licensee will permit Licensor and Licensor’s agents or contractors to have access to the Objects at all reasonable times to inspect, clean and maintain them and to remove them temporarily for cleaning or maintenance.

(b)	Licensee will cooperate with Licensor for the purpose of protecting the interest of Licensor in the Objects (or the interest of the undisclosed principal for whom Licensor is acting as agent in respect of certain Objects), including without limitation by:

(i)	Not representing to anyone that Licensee owns or has an ownership or security interest in any Object;

(ii)	Not causing or consenting to, or knowingly permitting, any lien or other encumbrance to be placed on any Object;

(iii)	Executing amended Schedules of Art Objects as contemplated by Section l(c) above; and

(iv)	Executing Uniform Commercial Code financing statements if and as requested by Licensor. Licensee authorizes Licensor to file (A) this Agreement in the real estate records of the City of Washington D.C. and (B) financing statements, precautionary or otherwise, disclosing Licensor’s interest in the Objects, without Licensee’s signature, as Licensee’s attorney-in-fact.

(c)	Licensee represents that, prior to the date of this Agreement, Licensee has (i) not represented to anyone that it owns (or will acquire) or has (or will acquire) an ownership or security interest in any Object, and (ii) not caused or consented to, nor knowingly permitted, any lien or other encumbrance to be placed on any Object.

(d)	To the extent this Agreement, including Section 5 below, permits Licensor to remove any or all of the Objects, Licensee will cooperate with Licensor’s removal, including without limitation by permitting Licensor and Licensor’s agents or contractors to have access to the Objects at all reasonable times to remove them.

(e)	Licensee will pay or reimburse Licensor for all personal property, use and other similar taxes, impositions and charges that may be imposed upon or in connection with, or assessed against, the Objects in connection with their ownership, delivery to or display in the Hotel or against this Agreement (collectively, “Personal Property Taxes”), provided Licensee will not be responsible for more than $50,000 of any such Personal Property Taxes due during each twelve month period during the term hereof commencing on the date hereof (“License Year”), such amount to be prorated for any partial License Year, it being agreed that Licensor will be responsible for the Personal Property Taxes in excess of such amount in any Lease Year. If the amount of Personal Property Taxes exceeds $50,000 for any License Year, Licensor may notify Licensee that it elects to terminate this Agreement, and unless Licensee notifies Licensor within 10 business days after Licensor’s notice that it will pay such excess for such License Year , this Agreement shall terminate 90 days after the effective date of Licensor’s notice. In the event of such termination the Objects shall be removed subject to the terms hereof that govern removal at the end of the term of this Agreement.

(f)	As to Objects Licensee requires Licensor to remove before the end of the term pursuant to Section 5(b)hereof (unless Licensee requests that all Objects be removed), Licensee will pay or reimburse Licensor for reasonable out-of-pocket packing, shipping, installation and removal costs incurred by Licensor in connection with their return to Licensor.

5. Licensor’s Rights and Obligations.

(a)	Licensor may remove from the Hotel any Object(s) it wishes to have removed at a mutually convenient time but in no event longer than 90 days from the date Licensor provides Licensee with notice of such removal, provided Licensor shall (unless such removal is a temporary removal of such Object(s) in connection with a loan thereof to a museum for temporary display) concurrently provide substitute Object(s) of appropriate size for the location of the Object(s) being removed and of a quality consistent with the overall collection maintained by Licensor. Upon the death of Licensor, and for the duration of this Agreement after that event, such notice period shall be reduced to 60 days.

(b)	Licensor shall, subject to Licensee’s obligation pursuant to Section 4(f), remove from the Hotel any or all Object(s) Licensee wishes to have removed within 90 days after Licensor receives a notice from Licensee requesting that removal, unless Licensee requests that all or substantially all Objects be removed, in which case they shall be removed within 6 months of such notice, and in the case of removal pursuant to this Section 5(b) Licensor shall have no obligation to replace such Objects. If greater than 25 % of the Objects in the aggregate are removed, the payments to be made pursuant to Sections 3 and 4(e) shall be proportionately reduced based upon the number of Objects remaining compared to the number of Object(s) included on the Schedule of Art Objects attached hereto.

(c)	The physical installation, relocation or removal of any Object(s) as provided herein, whether at Licensor’s or Licensee’s request, will be made only by Licensor’s representatives unless Licensor otherwise consents in writing.

(d)	Except as to specific expenses expressly imposed on Licensor in other sections of this Agreement, Licensor will not be liable to Licensee on account of the Objects, the installation, relocation or removal of any Object, or any other condition or circumstance relating to the Objects or this Agreement, including, without limitation, for damages resulting from loss of business profits, business interruption, or any incidental damages or other economic consequential damages, excepting only the cost of repairing physical damage to the Hotel that would not have occurred but for the negligence of Licensor or its representatives in installing, relocating or removing an Object.

(e)	Licensor may, but shall not be obligated to, place a label on or next to each Object displayed in the Hotel identifying some or all of (i) the Object’s title, dimensions and media, (ii) the name and nationality of the artist who created it, (iii) the artist’s dates of birth and/or death, (iv) the date the Object was created, and (v) information regarding ownership of the Object. Any such label shall be in a form and location and of a quality approved by Licensee (or by the manager of the Hotel on behalf of Licensee), it being agreed that such approval shall not be unreasonably withheld and that the form, location and quality of labels currently in use are approved for this purpose.

(f)	All rights and duties accorded to Licensor in this Agreement may be exercised or performed by Licensor’s agents and contractors appointed by Licensor from time to time. Licensor shall take all reasonable actions to ensure that any such agents and contractors cooperate with Licensee to minimize any inconvenience to the Hotel’s clientele.

6. Insurance; Risk of Loss.

Licensor will cause the Objects to be insured at Licensor’s expense for such risks and in such amounts as he deems to be appropriate. As between Licensor and Licensee, Licensor will have the risk of loss, destruction, theft, damage, and vandalism, to or of the Objects, and Licensee will not be liable to Licensor for loss, destruction, theft, damage, and vandalism, to or of any Object, except if and to the extent that the loss, destruction, theft, damage or vandalism occurs in connection with a breach by Licensee of its obligations under this Agreement. Licensee shall not be named as an additional insured under any insurance policy (or policies) taken out by Licensor under which the Objects may be covered.

7. Schedule.

Licensor represents that the Schedule of Art Objects includes all of the Objects as of the date of this Agreement.

8. Non-assignment.

Licensee shall not assign or sublicense any of its rights under this Agreement except to an affiliate. Any other attempted assignment or sublicense by Licensee shall be void and ineffective. Licensor may assign all or any part of Licensor’s rights and obligations under this Agreement. Subject to the foregoing, Licensor’s and Licensee’s obligations and rights under this Agreement shall be binding upon and inure to the benefit of their permitted successors and assigns, and to any trustees, administrators and/or executors of Licensor’s estate.

9. Sale of Hotel; Disclosure.

In the event of (a) the sale by Licensee of any interest in any part of the Hotel or (b) the transfer of voting control of Licensee to a person who does not hold that control on the date of this Agreement, or is not an affiliate of such controlling party, Licensee shall provide Licensor such reasonable advance notice of such transaction as may be necessary for Licensor to take any actions Licensor deems necessary or advisable, in Licensor’s sole discretion, to protect the Objects and his interest in the Objects, subject to the terms of this Agreement, including without limitation the termination of this Agreement as provided in Section 14(D). Such notice shall be delivered reasonably promptly, and in no event shall such notice be delivered less than 30 days prior to the closing of such sale. Prior to such sale or transfer, Licensee shall disclose to the purchaser or transferee that the Objects are owned by an individual who is not a party to the transaction and not by Licensee. Licensee shall not, without the prior consent of Licensor, identify such individual as Licensor or otherwise disclose to any such purchaser that Licensor is the owner of any Object, except in connection with a permitted assignment of this Agreement and to Licensee’s representatives, and except as may be required by law.

10. Notices.

All notices and communications given by either party under this Agreement must be written and personally delivered or sent by U.S. mail, with return receipt requested or by nationally recognized courier service or by facsimile addressed, if to:

Licensor, to:

William Louis-Dreyfus

c/o Louis Dreyfus Holding Company Inc.

200 Park Avenue, 33rd Floor

New York, NY 10166-3399

Facsimile Number: (212) 818-9373

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, NY 10022

Attention: Patrick Fenn, Esq.

Facsimile Number: (212) 872-1002

Licensee, to:

DTRS Washington, L.L.C.

77 West Wacker Drive, Suite 4600

Chicago, IL 60601

Attention: General Counsel

Facsimile Number: (312) 658-5799

with a copy to:

Perkins Coie LLP

131 South Dearborn Street, Suite 1700

Chicago, IL 60603

Attn: Phillip Gordon, Esq.

Facsimile Number: (312) 324-9400

11. Choice of Law; Forum.

This Agreement will be governed by the laws of the State of New York without giving effect to any principles relating to conflict of laws, and each of Licensee and Licensor submits to the jurisdiction of the State and the Federal courts in New York for the resolution of all disputes relating to this Agreement.

12. Entire Agreement.

This Agreement contains the entire agreement between Licensee and Licensor regarding the subject matter hereof and may be amended only by a writing signed by both Licensee and Licensor.

13. Cooperation.

Each party shall reasonably cooperate with, and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement, and the transactions contemplated hereunder, including, without limitation, protecting Licensor’s property interest in the Objects. Without limiting the generality of the foregoing, Licensee agrees that (i) it will make reasonable efforts to obtain, without cost to it, the acknowledgement of this Agreement as provided on the signature page hereof by Four Seasons Hotels Limited (provided that the obtaining of such acknowledgment shall not be a condition to the effectiveness of this

Agreement), and (ii) if the management of the Hotel changes during the course of this Agreement, Licensee will request that any and all subsequent management entities execute substantially similar acknowledgements and agreements or such other agreements as may be reasonably necessary to protect Licensor’s interest in the Objects.

14. Termination.

This Agreement shall continue through March 31, 2010, and for annual 12 month periods thereafter unless either Licensor or Licensee gives the other not less than 6 months advance notice prior to the end of the then current term that it elects not to renew this Agreement. This Agreement may be terminated as of an earlier date (A) by Licensor following the breach of this Agreement by Licensee if such breach is not cured, or commenced to be cured and thereafter diligent efforts taken to complete such cure, within thirty (30) days after notice of breach from Licensor specifying the breach, (B) by Licensee if it elects for all of the Objects to be removed pursuant to Section 5(b) or by Licensor as provided in Section 4(e), (C) by Licensor on six months notice following the replacement of Four Seasons Hotels Limited with any other person as manager of the Hotel that is not of equal standing, (D) upon the closing of a sale or transfer as contemplated by Section 9 if Licensor does not consent to the assignment of this Agreement to the purchaser, or (E) by Licensor upon not less than one year’s notice following the death of William Louis-Dreyfus (if Licensor is then such individual, or any trustee, executor or administrator of his estate, or any trust, partnership or similar entity established for the benefit of one or more members of his family to which this Agreement had been assigned by Licensor during his lifetime). In the event of any termination under this Section, Licensee shall pay to Licensor a pro rata portion of the payment provided in Section 3 above relating to the period preceding the date of such termination. Notwithstanding the foregoing, this Agreement will not terminate until all the Objects have been removed from the Hotel and are in the custody and control of Licensor or an agent or contractor Licensor may designate to receive such Objects in the event of a termination under this Section. The provisions of this Agreement which by their nature should survive (including Sections 2(b), 4(f), 5(c) and (d), 13 and 16 hereof) shall survive any termination of this Agreement.

15. Licensor’s Representations and Disclaimer.

Licensor represents that Licensor has the power and authority to enter into this Agreement and to grant the license granted hereunder with respect to the Objects. Licensor makes no, and Licensor hereby disclaims any and all, other representations or warranties regarding the Objects, express or implied, including without limitation representations or warranties regarding ownership of the Objects, excepting only the express representation contained in Section 7 hereof.

16. Licensor’s Right of First Offer.

In the event Licensee determines, in its sole discretion, to permanently remove (it being understood that this would not apply to a temporary removal in connection with construction or renovation work) the two-part sculpture by Raymond Mason that is affixed to the exterior of the Hotel in the courtyard prior to March 31, 2010, Licensor shall have the right of first offer to purchase such sculpture within 60 days after notice to Licensor by Licensee of its election to remove the sculpture, which notice shall include the price as which it is offering to sell such sculpture, in which case Licensor if it purchases shall comply at its expense with all legal requirements in connection with such removal.

[NO FURTHER TEXT ON THIS PAGE]

Agreed,

DTRS WASHINGTON, L.L.C.

By:
William Louis Dreyfus	Name:
Title:

Four Seasons Hotels Limited acknowledges receiving a copy of this Agreement along with the attached Schedule of Art Objects and makes the representations in Section 4(c) as if it were Licensee. Four Seasons Hotels Limited agrees to cooperate with Licensee and Licensor in carrying out the purposes of this Agreement and, in particular, to comply with Sections 4(a), 4(b)(i), 4(b)(ii), 4(d) and 5(c) as if it were Licensee.

FOUR SEASONS HOTELS LIMITED

By:		Date: February 28, 2006
Name:
Title:

By:		Date: February 28, 2006
Name:
Title:

Schedule of Art Objects

The following schedule identifies and describes the Art Objects and the locations of each within the Hotel as of February 28, 2006.

[ATTACHED]

EXHIBIT U

Due Diligence Materials

U-1

EXHIBIT V

Form of Assignment of Deed of Trust Evidencing General Manager’s Mortgage Loan

ASSIGNMENT OF DEED OF TRUST

by

LD GEORGETOWN PLAZA ASSOCIATES LLC, a Delaware limited liability company,

having an address c/o

Louis Dreyfus Property Group

20 Westport Road

Wilton, CT 06897

(“Assignor”)

to

SHC WASHINGTON, L.L.C., a Delaware limited liability company,

having an address at

77 West Wacker Drive, Suite 4600

Chicago, IL 60601

(“Assignee”)

Dated: as of , 2006 Premises: 11621 Luvie Court Montgomery County, Potomac, Maryland, 20854	Record and Return to: ________________________ ________________________ ________________________ Attn: ________________________ Re: ________________________

ASSIGNMENT OF DEED OF TRUST

KNOW that LD GEORGETOWN PLAZA ASSOCIATES LLC, a Delaware limited liability company, successor by conversion to Georgetown Plaza Associates, a New York general partnership, having an address c/o Louis Dreyfus Property Group, 20 Westport Road, Wilton, CT 06897 (the “Assignor”), in consideration of $10.00 and other good and valuable consideration the receipt and sufficiency is recognized hereby, paid by SHC WASHINGTON, L.L.C., a Delaware limited liability company, having an office at 77 West Wacker Drive, Suite 4600, Chicago, IL 60601 (the “Assignee”), hereby assigns, grants, sells and transfers to, and the Assignee’s successors, transferees and assigns forever, all of the right, title and interest of the Assignor in and to the security instrument (the “Instrument”) listed on Schedule 1 to this Assignment attached hereto and made a part hereof by this reference.

Together with the note(s) or other obligations described in such Instrument and all obligations secured by the Instruments now or in the future.

The foregoing assignment of Instrument, note(s) and other obligations is made by Assignor without recourse and without representations or warranties of any kind or nature, whether express or implied.

This Assignment of Security Instrument is not subject to the provisions of Section 275 of the Real Property Law as it is an assignment in the secondary market.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Assignor has duly executed this Assignment as of this              day of             , 2006.

LD GEORGETOWN PLAZA ASSOCIATES LLC

By:
Name:
Title:

STATE OF	)
:ss.
COUNTY OF	)

BE IT REMEMBERED, that on this              day of                         , 2006 before me, the subscriber, personally appeared                         , who, being by me duly sworn on his/her oath, does make proof to my satisfaction that (s)he is the                      of LD Georgetown Plaza Associates LLC, a Delaware limited liability company, the company named in the within instrument; that the execution as well as the making of the within instrument by                      has been duly authorized by the members of said company; that (s)he signed and delivered the said instrument as such                      aforesaid; that the within instrument was signed and delivered by him/her as and for his/her voluntary act and deed and as and for the voluntary act and deed of LD Georgetown Plaza Associates LLC.

Notary Public

My commission expires on .

Schedule 1

Schedule of Instrument

Deed of Trust, dated December 16, 1999 by Christopher B. Hunsberger and Amy L. Hunsberger in favor of Georgetown Plaza Associates, dba Four Seasons Hotel, Washington (predecessor-in-interest to LD Georgetown Plaza Associates LLC, a Delaware limited liability company) and recorded in the land records of Montgomery County, Maryland on December 20, 1999 in Liber 17756 at folio 699.

EXHIBIT W

Engineering Staff

1.	G. Bartone;

2.	M. Harpold;

3.	J. Likos;

4.	L. McGrane;

5.	S. Mehta; and

6.	T. Villegas.

W-1

EXHIBIT X

Close-Out Work

X-1

EXHIBIT Y

West Wing Exterior Work

Y-1

EXHIBIT Z

HVAC Work

Z-1